Exhibit 10.1

Loan No: 33-0942145

LOAN AGREEMENT

Dated as of October 4, 2017

Between

CDOR JAX COURT, LLC, TRS JAX COURT, LLC, CDOR ATL INDY, LLC, TRS ATL

INDY, LLC, CDOR SAN SPRING, LLC, and TRS SAN SPRING LLC,

collectively, as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

i

SCHEDULES AND EXHIBITS

Exhibit A	Additional Definitions
Exhibit B	Form of Section 2.11 Certificate
Exhibit C	Disbursement Request and Certification

Schedule I	Immediate Repairs
Schedule II	Organizational Chart
Schedule III	Description of REA’s
Schedule IV	Individual Properties
Schedule V	Amortization Schedule
Schedule VI	PIP Work

v

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 4, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address c/o Wells Fargo Commercial Mortgage Servicing, 401 S. Tryon Street, 8th Floor, Charlotte, North Carolina 28202 (together with its successors and/or assigns, “Lender”) and CDOR JAX COURT, LLC, a Delaware limited liability company, TRS JAX COURT, LLC, a Delaware limited liability company, CDOR ATL INDY, LLC, a Delaware limited liability company, TRS ATL INDY, LLC, a Delaware limited liability company, CDOR SAN SPRING, LLC, a Delaware limited liability company, and TRS SAN SPRING LLC, a Delaware limited liability company, each having an address at c/o Condor Hospitality Trust, Inc., 4800 Montgomery Lane, Suite 220, Bethesda, MD 20814 (together with its permitted successors and/or assigns, collectively, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“30/360 Basis” shall mean on the basis of a 360-day year consisting of 12 months of 30 days each.

“Acceptable Franchisor” shall mean a franchisor acceptable to Lender, as determined by Lender (deemed by Lender to not be a downgrade).

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) is otherwise satisfactory to Lender.

“Accounts” shall have the meaning set forth in the Cash Management Agreement.

“Act” shall have the meaning set forth in Section 5.1(d) hereof.

“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Actual Extension Debt Service Coverage Ratio” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.

“Adjusted LIBOR Rate” shall mean, with respect to the applicable Interest Accrual Period, the quotient of (i) LIBOR applicable to such Interest Accrual Period, divided by (ii) one (1) minus the Reserve Percentage:

Adjusted LIBOR Rate	=	LIBOR
(1 – Reserve Percentage)

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than twenty percent (20%) of, is in Control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Operating Tenant, Guarantor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule IV hereof, as such amounts may be adjusted from time to time as hereinafter set forth. Upon each adjustment in the amount of Debt due to either a regular payment of monthly Debt Service and/or a prepayment of the Loan in accordance with the terms hereof, each Allocated Loan Amount shall be decreased by an amount equal to the product of (i) the amount of such payment and (ii) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the adjustment in question). Notwithstanding the foregoing or anything herein to the contrary, (a) in the event of a Casualty or Condemnation whereby Net Proceeds shall be applied to the Debt pursuant to the terms of Section 7.4 hereof, then such Net Proceeds shall be applied (1) first, to reduce the Allocated Loan Amount of the Individual Property affected by such Casualty or Condemnation and (2) second, pro rata to reduce the Allocated Loan Amounts of each of the other Individual Properties and (b) notwithstanding the terms of the foregoing clause (a), when the Debt is reduced as the result of Lender’s receipt of proceeds with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property, the Allocated Loan Amount for such Individual Property with respect to which the insurance proceeds or Award were received shall, at Lender’s sole discretion, be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”), and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds such proceeds (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean an amount equal to 4% of the outstanding principal balance of the Loan.

“Annual Budget” shall have the meaning set forth in Section 4.12(a)(v) hereof.

“Applicable Contribution” shall have the meaning set forth in Section 17.17 hereof.

“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Applicable Lending Office” shall mean the “lending office” of Lender (or of an Affiliate of Lender) located at the address set forth in the introductory paragraph hereof or such other office of Lender (or of an Affiliate of Lender) as Lender may from time to time specify to Borrower as the office by which the Loan is to be made and/or maintained.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where the Property is located, who meets the requirements of FIRREA.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights (to the extent applicable).

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Party” shall mean any Person acting on behalf of or at the direction of Borrower, SPE Component Entity, Guarantor and/or Sponsor.

“Breakage Costs” shall have the meaning set forth in Section 2.5 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of North Carolina are not open for business.

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time-to-time.

“Cash Trap Event Period” shall have the meaning set forth in the Cash Management Agreement.

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Collateral Assignment of Interest Rate Protection Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Constituent Members” shall have the meaning set forth in Section 5.2(b) hereof.

“Control” shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Counterparty” shall mean the counterparty under any Interest Rate Protection Agreement or Replacement Interest Rate Protection Agreement, which counterparty shall be (i) Wells Fargo Bank, N.A. or (ii) any other counterparty acceptable to Lender.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign (to the extent applicable), relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Crowdfunded Person” shall mean a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or similar methods.

“DBRS” shall mean DBRS, Inc.

“Debt” shall mean (i) the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, (ii) any Interest Rate Protection Breakage Costs due and payable pursuant to the Interest Rate Protection Agreement, and (iii) all sums advanced and costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in connection with the enforcement and/or collection of the Debt or any part thereof.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Loan.

“Debt Service Coverage Ratio” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.

“Debt Yield” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, unless cured or waived, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) four percent (4%).

“Defined Benefit Plan” shall mean a plan, document, agreement, or arrangement currently or previously maintained or sponsored by the Borrower or by any ERISA Affiliate, or to which either the Borrower or ERISA Affiliate currently makes, or previously made, contributions, and which (i) provides or is expected to provide retirement benefits to employees or other workers, and (ii) the Borrower could reasonably be expected to have any liability (including liability attributable from an ERISA Affiliate). A Defined Benefit Plan shall include any plan that, if it were terminated at any time, would result in Borrower or ERISA Affiliate being deemed to be a “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA) of the terminated plan pursuant to ERISA Section 4069. A Defined Benefit Plan does not include a Multiemployer Plan.

“Deposit Account” shall have the meaning set forth in the Cash Management Agreement.

“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) London Business Days prior to the first (1st) day of such Interest Accrual Period.

“Disbursement Request Form” shall mean a Disbursement Request and Certification in the form attached hereto as Exhibit C.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from two (2) of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “A” (or its equivalent) from two (2) of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by Lender from time to time.

“Embargoed Person” shall have the meaning set forth in Section 3.28 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower, Operating Tenant and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.3 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or may hereafter be amended, restated, replaced or otherwise modified.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the IRS Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excluded Taxes” shall have the meaning set forth in Section 2.11 hereof.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Exit Fee” shall mean (i) an amount equal to four percent (4%) of (a) the outstanding principal balance of the Loan or (b) in connection with a partial prepayment of the Loan, the principal amount of the Loan being prepaid, in each case, if prepaid during the term beginning on or after the Monthly Payment Date occurring in December 2017, and continuing to, but not including, the Monthly Payment Date occurring in December 2018, (ii) three percent (3%) of (a) the outstanding principal balance of the Loan or (b) in connection with a partial prepayment of the Loan, the principal amount of the Loan being prepaid, in each case, if prepaid during the term beginning on or after the Monthly Payment Date occurring in December 2018 and continuing to, but not including, the Monthly Payment Date occurring in December 2019, (iii) two percent (2%) of (a) the outstanding principal balance of the Loan or (b) in connection with a partial prepayment of the Loan, the principal amount of the Loan being prepaid, in each case, if prepaid during the term beginning on or after the Monthly Payment Date occurring in December 2019 and continuing to, but not including, the Monthly Payment Date occurring in December 2020, (iv) an amount equal to one percent (1%) of (a) the outstanding principal balance of the Loan or (b) in connection with a partial prepayment of the Loan, the principal amount of the Loan being prepaid, in each case, if prepaid during the term beginning on or after the Monthly Payment Date occurring in December 2020, and continuing to, but not including, the Monthly Payment Date occurring in December 2021, (v) an amount equal to one half of one percent (0.5%) of (a) the outstanding principal balance of the Loan or (b) in connection with a partial prepayment of the Loan, the principal amount of the Loan being prepaid, in each case, if prepaid during the term beginning on or after the Monthly Payment Date occurring in December 2021, and continuing to, but not including, the Monthly Payment Date occurring in August 2022, or (vi) at par if prepaid during the term beginning on or after the Monthly Payment Date occurring in August 2022, and continuing through the Maturity Date.

“Extension Fee” shall mean a fee (for each Extension Term) payable by Borrower equal to the product of the outstanding principal balance of the Loan as of the then effective Maturity Date (i.e., before giving effect to the Extension Term to which the Extension Fee applies) multiplied by the Extension Fee Percentage, which fee shall be deemed earned in full upon the giving of the applicable extension pursuant to Section 2.9 hereof.

“Extension Fee Percentage” shall mean twenty-five hundredths percent (0.25%).

“Extension Term” shall have the meaning set forth in Section 2.9 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the IRS Code and any regulations or official interpretations thereof.

“FF&E” shall mean all movable furniture, furnishings, fixtures or equipment and other items of tangible personal property now or hereafter located in or on each Property or the Improvements or used in connection with the use, occupancy, operation and maintenance of all or any part of the hotel located on the Property that have no permanent structural connection to the building(s) at the Property, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurant, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets.

“Fitch” shall mean Fitch, Inc.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Franchise Agreement” shall mean, individually or collectively (as the context may require), (a) for the SpringHill Suites, that certain SpringHill Suites by Marriott Relicensing Franchise Agreement dated October 1, 2015 between Marriott International, Inc. and TRS San Spring, LLC, (b) for the Courtyard, that certain Courtyard by Marriott Relicensing Franchise Agreement dated October 2, 2015 between Marriott International, Inc. and TRS Jax Court, LLC and (c) for the Hotel Indigo, that certain Hotel Indigo Change of Ownership License Agreement dated October 1, 2015 between Holiday Hospitality Franchising, LLC and TRS Atl Indy, LLC.

“Franchisor” shall mean (a) for the SpringHill Suites, Marriott International, Inc., (b) for the Courtyard, Marriott International, Inc. and (c) for the Hotel Indigo, Holiday Hospitality Franchising, LLC, together with any permitted replacement Acceptable Franchisor.

“Funding Borrower” shall have the meaning set forth in Section 17.17 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean Condor Hospitality Trust, Inc., a Maryland corporation.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“Immediate Repair Funds” shall have the meaning set forth in Section 8.3 hereof.

“Immediate Repairs” shall have the meaning set forth in Section 8.3 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments, and (viii) any other similar amounts.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any investor or any prior investor in the Loan, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Individual Property” shall have the meaning set forth in Section 2.10(a) hereof.

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Insurance Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Interest Accrual Period” shall mean the period beginning on the first day of each calendar month during the term of the Loan and ending on (and including) the last day of such calendar month.

“Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.5 hereof.

“Interest Rate Protection Agreement” shall mean, as applicable, any interest rate swap agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and Counterparty or any Replacement Interest Rate Protection Agreement.

“Interest Rate Protection Breakage Costs” shall have the meaning set forth in Section 2.8(f) hereof.

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Kroll” shall mean Kroll Bond Rating Agency, Inc.

“KYC Conditions” shall mean that Borrower shall be able to, after giving effect to the equity transfer or transfers in question, (I) remake the representations contained herein relating to ERISA, OFAC and Patriot Act matters (and, upon Lender’s request. Borrower shall deliver to

Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer and (y) searches, acceptable to Lender, for any Person (excluding any direct or indirect owner of Guarantor) owning, directly or indirectly, 25% (or, if such Person is not formed, organized or incorporated in, or is not a citizen of, the United States of America, 10%) or more of the interests in the Borrower as a result of such transfer) and (II) continue to comply with the covenants contained herein relating to ERISA OFAC and Patriot Act matters.

“Land” shall have the meaning set forth in the Security Instrument.

“Lease” shall mean any and all leases, subleases, rental agreements and other agreements (but excluding the Operating Lease, agreements, permitting guests to occupy the Land and/or Improvements in the ordinary course of business and Permitted Equipment Leases) whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws.

“Leasing Reserve Funds” shall have the meaning set forth in Section 8.5 hereof.

“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.5 hereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U. S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Notwithstanding the foregoing or anything herein to the contrary, in no event shall LIBOR be less than zero percent (0%) per annum. Lender’s computation of LIBOR shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“LIBOR Rate” shall mean the sum of (i) the Adjusted LIBOR Rate and (ii) the LIBOR Spread.

“LIBOR Spread” shall mean two and thirty-nine hundredths percent(2.39%).

“Licenses” shall have the meaning set forth in Section 3.11(a) hereof.

“LLC Agreement” shall have the meaning set forth in Section 5.1(d) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Guaranty, the Subordination Agreement, the Collateral Assignment of Interest Rate Protection Agreement (as applicable) and all other documents executed and/or delivered in connection with the Loan.

“Loan-To-Value Ratio” shall mean a percentage calculated by multiplying (i) a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the value of the Property based on a current Appraisal thereof, by (ii) one hundred (100).

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Major Lease” shall mean (i) any Lease which, individually or when aggregated with all other Leases with the same Tenant or its Affiliate, either (A) accounts for 20% or more of the total rental income for the Property, or (B) demises 20% or more of the Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, and (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) and/or (ii) above.

“Management Agreement” shall mean the management agreement entered into by and between Operating Tenant and the current Manager or any replacement management agreement entered into by and between Borrower and any Manager in accordance with the terms hereof and of the other Loan Documents, pursuant to which Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Peachtree Hospitality Management, LLC or such other entity selected as the manager of the Property in accordance with the terms of this Agreement or the other Loan Documents.

“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, management, operations or condition (financial or otherwise) of Borrower, Operating Tenant, Guarantor, Sponsor or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrower or Operating Tenant, as applicable, to perform its obligations under the Security Instrument or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Loan Documents to which it is a party.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement, the Franchise Agreement, the Operating Lease, the Leases and the Permitted Equipment Leases, as to which either (i) there is an obligation of Borrower or Operating Tenant, as applicable, to pay more than $25,000.00 per annum; or (ii) the term thereof extends beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind in excess of $10,000).

“Maturity Date” shall mean November 1, 2022, as the same may be extended pursuant to and in accordance with Section 2.9 hereof, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the Applicable Law that is held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1(d) hereof.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.2 hereof.

“Monthly Payment Amount” shall mean the sum of (i) the monthly interest accrued on the Loan for the preceding Interest Accrual Period and (ii) the Principal Payment.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan, commencing on December 1, 2017.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.1 hereof.

“Moody’s” shall mean Moody’s Investor Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make, or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“New Manager” shall have the meaning set forth in Section 4.15 hereof.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.11 hereof.

“Non-U.S. Lender” shall have the meaning set forth in Section 2.11 hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of $26,500,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Obligations” shall have the meaning set forth in Section 17.17 hereof.

“OFAC” shall have the meaning set forth in Section 3.28 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by Responsible Officer of Borrower.

“Operating Lease” shall mean, individually and/or collectively (as the context may require), (a) for the SpringHill Suites, that certain Master Lease Agreement dated October 1, 2015 between CDOR San Spring, LLC and TRS San Spring, LLC, (b) for the Courtyard, that certain Master Lease Agreement dated October 1, 2015 between CDOR Jax Court, LLC and TRS Jax Court, LLC and (c) for the Hotel Indigo, that certain Master Lease Agreement dated October 1, 2015 between CDOR Atl Indy, LLC and TRS Atl Indy, LLC.

“Operating Tenant” shall mean, individually and/or collectively (as the context may require), each of (b) for the SpringHill Suites, TRS San Spring, LLC, (b) for the Courtyard, TRS Jax Court, LLC and (c) for the Hotel Indigo, TRS Atl Indy, LLC.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Taxes” shall have the meaning set forth in Section 2.11(b) hereof.

“Patriot Act” shall have the meaning set forth in Section 3.29 hereof.

“Periodic Treasury Yield” shall mean the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth (5th) Business Day preceding the prepayment date.

“Permitted Encumbrances” shall mean, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (but excluding any lien securing any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments), (d) mechanic’s or materialmen’s liens being contested in good faith by appropriate proceedings and bonded in accordance with this Agreement (e) rights of Tenant (as tenants only with no options of purchase or rights of first refusal to purchase the Property) under Leases in effect as of the Closing Date or hereafter entered into, (f) Permitted Equipment Leases and purchase money Liens permitted in accordance with the terms of this Agreement, and (g) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“PIP” means a property improvement plan or similar requirement imposed by the Franchisor under the Franchise Agreement.

“PIP Completion Evidence” means evidence reasonably acceptable to Lender that all PIP Work has been completed and paid for in full in a good, workmanlike and lien free manner, which such evidence shall include, without limitation, (a) written certification from the Franchisor confirming the foregoing and (b) a title search for the Property confirming that only Permitted Encumbrances exist and no liens, lis pendens or similar matters have been filed.

“PIP Funds” shall have the meaning specified in Section 8.7 hereof.

“PIP Reserve Fund” shall have the meaning specified in Section 8.7 hereof.

“PIP Work” means the work required in connection with the PIP which is detailed on Schedule VI hereto.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Prime Rate” shall mean the annual rate of interest publicly announced by Wells Fargo Bank, N.A. in San Francisco, California, as its prime rate, as such rate shall change from time to time. If Wells Fargo Bank, N.A. ceases to announce a prime rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing or anything herein to the contrary, in no event shall the Prime Rate, for purposes of the Loan, be less than zero percent (0%) per annum.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the LIBOR Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal Payment” shall mean a payment to Lender of principal in the amount set forth in the amortization schedule attached hereto as Schedule V.]

“Prior Loan” shall mean the loans evidenced by the following documents: (a) for the SpringHill Suites, (i) that certain Assignment and Assumption of Deed of Trust and Other Loan Documents and Modification Agreement dated October 1, 2015 between CDOR San Spring, LLC, TRS San Spring, LLC, Guarantor, PHG San Antonio, LLC, Jatin Desai, Mitul Patel, Gregory Friedman and LMREC 2015-CRE1, Inc. and (ii) that certain Credit Agreement dated March 1, 2017 among Condor Hospitality Limited Partnership, KeyBank National Association

and the other lenders party thereto and KeyBank National Association, as agent for the lenders party thereto; (b) for the Courtyard, that certain Loan Agreement dated October 2, 2015 between GE Capital Franchise Finance Corporation (n/k/a Western Alliance Bank), CDOR Jax Court, LLC and TRS Jax Court, LLC; and (c) for the Hotel Indigo, that certain Loan Agreement dated October 2, 2015 between GE Capital Franchise Finance Corporation (n/k/a Western Alliance Bank), CDOR Atl Indy, LLC and TRS Atl Indy, LLC.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” shall have the meaning set forth in each Security Instrument.

“Qualified Equityholder” shall mean (i) Guarantor or (ii) a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case under this clause (ii) that such Person (x) has total assets (in name or under management) in excess of $450,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $100,000,000 (in both cases, exclusive of the Property), (y) upon foreclosure of a pledge, employs a Qualified Manager or is regularly engaged in the business of owning and operating comparable properties in major metropolitan areas and (z) (I) within the last ten (10) years, has not (a) had a credit event that has caused or will cause a material adverse effect on its organization or business operations, (b) been subject to any material, uncured event of default in connection with a loan financing which resulted in (A) litigation or (B) an acceleration of an indebtedness held by Lender or any other secondary market or institutional lender of similar size and with similar operations as Lender and (c) been the subject any action or proceeding as a debtor under the Bankruptcy Code, and (II) none of the principals or Persons which Control such person or own a material direct or indirect equity interest in such Person have ever been convicted of a felony, or (iii) any other Person reasonably approved by Lender.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Manager” shall have the meaning set forth in the Assignment of Management Agreement.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, Kroll and Morningstar, or any other nationally-recognized statistical rating agency (and any successor to any of the foregoing).

“REA” shall mean, individually and/or collectively (as the context may require), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property as more particularly described on Schedule III hereto and any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof.

“Registrar” shall have the meaning set forth in Section 11.4 hereof.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.17 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rent Roll” shall have the meaning set forth in Section 3.17 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Interest Rate Protection Agreement” shall have the meaning set forth in Section 2.8(c) hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 8.4 hereof.]

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Replacements” for any period shall mean amounts expended for replacements and/or alterations to the Property and required to be capitalized according to GAAP and reasonably approved by Lender.

“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Reserve Funds” shall mean the Tax Reserve Funds, the Insurance Reserve Funds, the Immediate Repair Funds, the FF&E Reserve Funds, the, and any other escrow funds established by this Agreement or the other Loan Documents.

“Reserve Percentage” shall mean the rates (expressed as a decimal) of reserve requirements applicable to Lender with respect to the Loan on the date two (2) London Business Days prior to the beginning of such Interest Accrual Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of any Governmental Authority as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits). The determination of the Reserve Percentage shall be based on the assumption that Lender funded 100% of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Percentage during an Interest Accrual Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Percentages, or differing Reserve Percentages, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Percentage which shall be used in the computation of the Reserve Percentage. Lender’s computation of the Reserve Percentage shall be determined conclusively by Lender and shall be conclusive and binding on Borrower for all purposes, absent manifest error.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.

“Restoration” shall have the meaning set forth in Section 7.2 hereof.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean an amount equal to 4% of the outstanding principal balance of the Loan.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Section 2.11 Certificate” shall have the meaning set forth in Section 2.11 hereof.

“Section 2.11 Taxes” shall have the meaning set forth in Section 2.11 hereof.

“Security Instrument” shall mean, as applicable, that certain first priority, Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, and Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing, each dated the date hereof and delivered by Borrower as security for the Loan and encumbering each Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.2 hereof.

“Severed Loan Documents” shall have the meaning set forth in Article 10.

“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance acceptable to Lender.

“SPE Component Entity” shall have the meaning set forth in Section 5.1(c) hereof.

“Special Member” shall have the meaning set forth in Section 5.1(d) hereof.

“State” shall mean the state in which the Property or any part thereof is located.

“Tax Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, sales tax, room tax, business improvement district or other similar assessments and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower (other than guests of the Property in the ordinary course of business).

“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U. S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Principles of Construction.

All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2.

GENERAL TERMS

Section 2.1 The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.2 Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.3 The Note and the other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instrument and the other Loan Documents.

Section 2.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate.

Section 2.5 Interest Rate.

(a) Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

(b) Interest Calculation. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis.

(c) Determination of Interest Rate.

(i) The Interest Rate with respect to the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period for a LIBOR Loan or (B) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

(ii) Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at the LIBOR Rate for the applicable Interest Accrual Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(iii) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Accrual Period, to a Prime Rate Loan.

(iv) If, pursuant to the terms hereof, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Accrual Period.

(v) [Intentionally omitted].

(vi) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the last day of the then current Interest Accrual Period or within such earlier period as required by law. Borrower hereby agrees to promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(vii) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(A)	shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(B)	shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(C)	shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender, provided that, such demand by Lender shall apply to all loans similarly affected by such change. If Lender becomes entitled to claim any additional amounts pursuant to this subsection, Lender shall provide Borrower with not less than thirty (30) days’ notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(viii) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that is not the last day of an Interest Accrual Period, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents. Notwithstanding the foregoing or anything herein to the contrary, provided Borrower makes any prepayment (whether voluntary or mandatory) of the LIBOR Loan on the last day of an Interest Accrual Period, or if such date is not the last day of an Interest Accrual Period but such prepayment includes the payment of Interest Shortfall, then no Breakage Costs shall be due and payable in connection with such prepayment.

(ix) Lender shall not be entitled to claim compensation pursuant to this subsection for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this subsection, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(x) Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under this subsection, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (A) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any other respect to Lender as determined by Lender in its sole discretion.

(d) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

(e) Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6 Loan Payments.

(a) Payment Before Maturity. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall pay to Lender on each Monthly Payment Date the Monthly Payment Amount.

(b) Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

(c) Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within five (5) days when due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(d) Method and Place of Payment

(i) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 p.m. EST, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.

(iii) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7 Prepayments.

(a) Voluntary Prepayments. Provided no Event of Default has occurred and is continuing, Borrower may, at its option and upon prior notice to Lender as set forth herein, prepay the Debt in whole or in part. Notwithstanding the foregoing, Borrower may not voluntarily partially prepay the Loan more than one (1) time in any calendar year and Borrower shall obtain Lender’s consent for any additional voluntarily partial prepayment of the Loan in any calendar year, which consent shall be given in Lender’s sole and absolute discretion. Any partial prepayment shall be applied to the Loan in such order and priority as may be determined by Lender in its sole discretion. Any prepayment received by Lender on a date other than the last day of any Interest Accrual Period shall include interest which would have accrued from such date of prepayment through and including the last day of the Interest Accrual Period during which such prepayment is being made (such amounts, the “Interest Shortfall”). Additionally, Borrower shall pay the Exit Fee, any Interest Rate Protection Breakage Costs and any Breakage Costs (provided that the same are not duplicative of any Interest Shortfall paid in connection with such prepayment) in connection with any prepayment of the Loan. As a condition to any voluntary prepayment, Borrower shall give Lender written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least thirty (30) and not more than ninety (90) days prior to the Business Day upon which prepayment is to be made and must specify the Business Day on which such prepayment is to be made. Borrower hereby agrees that, in the event Borrower delivers a Prepayment Notice and fails to prepay the Loan in accordance with the Prepayment Notice and the terms of this Section 2.7 (a “Prepayment Failure”), Borrower shall indemnify Lender from and against, and shall be responsible for, all Losses (including any consequential damages) incurred by Lender with respect to any such Prepayment Failure.

(b) Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if such Net Proceeds are not made available to Borrower for Restoration, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Rate Protection Breakage Costs and any Breakage Costs, and such prepayment shall be applied to the Debt in accordance with Section 7.4(c) hereof. No Interest Shortfall or Exit Fee shall be due in connection with any prepayment made pursuant to this Section 2.7(b).

(c) [Intentionally Omitted].

(d) Exit Fee. Borrower agrees that in all events and under all circumstances (except as otherwise set forth herein), Borrower shall be obligated to pay to Wells Fargo Bank, N. A. the Exit Fee, which shall be payable upon (i) any partial prepayment of the Loan by Borrower and (ii) the earlier of (x) the payment by Borrower of the Loan in full, or (y) the Maturity Date (or any acceleration of the Loan following an Event of Default). In furtherance of the foregoing, Borrower acknowledges and agrees that Lender shall have no obligation to accept any payment of the Loan unless and until Borrower shall have also paid the Exit Fee, and Lender shall have no obligation to release any Loan Document upon payment of the Debt unless and until Lender shall have received the entire Exit Fee. Notwithstanding the foregoing or anything herein to the contrary, the Exit Fee shall not be payable with respect to any Principal Payment included in a Monthly Payment Amount, any reduction of the principal amount of the Loan as a result of the application of any Net Proceeds, the release of the Hotel Indigo in accordance with Section 2.10 or the cure of a Cash Trap Event Period. Notwithstanding the foregoing, payment of the Exit Fee shall be waived during the twelve month period prior to the Initial Maturity Date in the event Borrower refinances the Loan with a new permanent loan from Wells Fargo Bank, N.A. (which may be provided by Wells Fargo Bank, N.A., in its sole discretion).

Section 2.8 Interest Rate Protection Agreement.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Protection Agreement with a LIBOR swapped rate acceptable to Lender. The Interest Rate Protection Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with a Counterparty acceptable to Lender, (iii) shall be for a period equal to the term of the Loan and (iv) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall direct such Counterparty to deposit directly into the Deposit Account] [an account as designated by Lender any amounts due Borrower under such Interest Rate Protection Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof. Additionally, Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Protection Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Protection Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Deposit Account.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. All amounts paid by the Counterparty under the Interest Rate Protection Agreement to Borrower or Lender shall be deposited immediately into the Deposit Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Protection Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) If at any time (i) Wells Fargo Bank, N.A. or any of its affiliates is not “Lender” under the Loan, or (ii) Wells Fargo Bank, N.A. or any of its affiliates is not the Counterparty, then, in the event there is any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below an “A” by S&P or below an “A2” by Moody’s, Borrower shall replace the Interest Rate Protection Agreement with a new Interest Rate Protection Agreement with a Counterparty acceptable to Lender (a “Replacement Interest Rate Protection Agreement”), not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification (together with a collateral assignment of such Replacement Interest Rate Protection Agreement in substantially the same form as the Collateral Assignment of Interest Rate Protection Agreement). Notwithstanding the foregoing, in the event the Counterparty is Wells Fargo Bank, N.A. or any of its affiliates and neither Wells Fargo Bank, N.A. nor any of its affiliates is the Lender, such Replacement Interest Rate Protection Agreement is only required to be delivered in the event there is any downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty below an “A” by S&P and below an “A2” by Moody’s. In furtherance of the foregoing, if Wells Fargo Bank, N.A. and/or any of its affiliates are both Lender and Counterparty, then no Replacement Interest Rate Protection Agreement shall be required.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Protection Agreement or fails to maintain the Interest Rate Protection Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Protection Agreement and the cost incurred by Lender in purchasing such Interest Rate Protection Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) If required by Lender, in connection with the Interest Rate Protection Agreement where Wells Fargo Bank, N.A. or any affiliate thereof is not the Counterparty thereunder, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(ii) the execution and delivery of the Interest Rate Protection Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) Borrower shall pay to Wells Fargo Bank, National Association (“Wells Fargo”) any losses (including, without limitation, loss of bargain), costs (including, without limitation, cost of funding), and expenses that Wells Fargo incurs, as Lender and/or Counterparty, as a result of any default in performance of, or the termination of the obligations of Borrower pursuant to the Interest Rate Protection Agreement. All such losses, costs and expenses shall be payable by Borrower to Lender as additional interest under the Loan (“Interest Rate Protection Breakage Costs”). The Interest Rate Protection Breakage Costs shall be due and payable by Borrower pursuant to the terms of the Interest Rate Protection Agreement and shall be secured on a pari-passu basis by the lien of the Security Instrument.

(g) In connection with the Interest Rate Protection Agreement, Borrower shall deliver to Lender a TIRSA SWAP Endorsement to the Title Insurance Policy in an amount satisfactory to Lender.

Section 2.9 Extension of Maturity Date. Borrower shall have two (2) successive options to extend the scheduled Maturity Date of the Loan to the one-year anniversary of the Maturity Date as theretofore in effect (the period of each such extension, an “Extension Term”), provided that (i) Lender approves Borrower’s right to extend the term of the Loan, as determined by Lender in Lender’s sole discretion; (ii) Borrower shall deliver to Lender written notice of its election of such Extension Term at least sixty (60) and not more than ninety (90) days prior to the then applicable Maturity Date; (iii) no Event of Default shall have occurred and be continuing on either the date of such notice or the then applicable Maturity Date; (iv) Borrower shall have entered into an Interest Rate Protection Agreement for the applicable Extension Term in form and substance acceptable to Lender (including, without limitation, the swapped rate or strike price, as applicable) and otherwise in accordance with the terms of Section 2.8 hereof and shall have collaterally assigned such Interest Rate Protection Agreement to Lender pursuant to the terms of a collateral assignment in form and substance satisfactory to Lender; (v) the Loan-to-Value Ratio shall not be greater than 60%; (vi) for the first Extension Term the Debt Yield shall not be less than 14% and for the second Extension Term the Debt Yield shall not be less than 14.5%; (vii) the value and cash flow of the Property at the time of the election by Borrower to exercise such extension and at the time of such extension satisfies Lender’s then applicable credit review and underwriting standards consistent with commercial banking industry standards at such time and there has been no material adverse change with respect to the other credit factors considered by Lender in connection with the origination of the Loan; (viii) if required by Lender, Borrower shall permit Lender or its agents or employees to perform, at Borrower’s sole cost and expense, an inspection of the Property, which inspection shall be acceptable to Lender, in Lender’s sole discretion, (ix) Borrower shall have delivered to Lender, together with its notice pursuant to clause (ii) of this Section 2.9 and as of the commencement of the applicable Extension Term, an Officer’s Certificate, in form and substance acceptable to Lender, certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representation and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time; and (x) Borrower shall have paid to Lender the Extension Fee and all reasonable out-of-pocket expenses (including, without limitation, reasonable legal fees and expenses) incurred by Lender in connection with such extension. If Borrower fails to exercise any extension option in accordance with the provisions of this Agreement, such extension option, and any subsequent extension option hereunder, will automatically cease and terminate. Notwithstanding anything to the contrary set forth herein or in the other Loan Documents, Lender has no obligation to extend the term of the Loan and, unless the foregoing conditions, including, without limitation, Lender’s approval required pursuant to clause (i) above, have been met, Borrower has no right to an extension of the term of the Loan.

Section 2.10 Release of Property.

(a) Subject to payment of the Exit Fee (if required) or any other fees required pursuant to Section 2.7, Borrower may obtain the release of a Property set forth on Schedule IV hereto from the Lien of the respective Security Instrument and related Loan Documents (each such Property, an “Individual Property”) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(i) Borrower shall deliver notice to Lender of the proposed release of such Individual Property, and no Event of Default shall be continuing at the time such notice is delivered to Lender and on the date that the Individual Property is released from the Lien of the Security Instrument (the “Release Date”) thereon continuing;

(ii) Borrower shall have paid to Lender a minimum of (i) 130% of the applicable Allocated Loan Amount for the SpringHill Suites or Courtyard Individual Properties and (ii) 100% for the Hotel Indigo (each, a “Release Payment”) provided, however, if the Hotel Indigo is released first, then the Release Payment for the remaining Individual Properties shall be reduced to 125% of the applicable Allocated Loan Amount from 130%;

(iii) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each jurisdiction in which such Individual Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower shall provide all documentation Lender requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Individual Properties subject to the Loan Documents not being released);

(iv) After giving effect to such release, as of the date of such release, for the remaining Individual Properties (excluding such Individual Property then being released), the Debt Service Coverage Ratio shall not be less than 1.50 to 1.

(v) After giving effect to such release, as of the date of such release, for the remaining Individual Properties (excluding such Individual Property then being released), (A) the Loan-To-Value Ratio shall not be greater than 60%, and (B) the Debt Yield shall not be less than 14%.

(vi) Borrower shall have paid or reimbursed Lender for all reasonable costs and expenses actually incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements actually incurred) in connection with any release effectuated pursuant to this Section 2.10, and Borrower shall have paid all third-party fees, costs and expenses incurred in connection with any such release.

(vii) The Individual Property shall be conveyed to a Person other than Borrower; and

(viii) No part of the remaining Property shall be part of a tax lot affecting any portion of the Individual Property.

Section 2.11 Taxes

(a) Any and all payments by Borrower under or in respect of this Agreement or any other Loan Document to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Section 2.11 Taxes”), unless required by Applicable Law. If Borrower shall be required under any Applicable Law to deduct or withhold any Section 2.11 Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Lender, (i) Borrower shall make all such deductions and withholdings in respect of Section 2.11 Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Section 2.11 Taxes to the relevant taxation authority or other Governmental Authority in accordance with the Applicable Law, and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.11) Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement “Non-Excluded Taxes” are Section 2.11 Taxes other than, in the case of Lender, Section 2.11 Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which Lender is organized or of its Applicable Lending Office, or any political subdivision thereof, unless such Section 2.11 Taxes are imposed as a result of Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Section 2.11 Taxes will be treated as Non-Excluded Taxes).

(b) In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property, intangible, filing or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Note or any other Loan Document (collectively, “Other Taxes”).

(c) Borrower hereby agrees to indemnify Lender for, and to hold Lender harmless against, the full amount of Non-Excluded Taxes and Other Taxes (including, without limitation, Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) imposed on or paid by Lender, or required to be withheld or deducted from a payment to Lender, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by Borrower provided for in this Section 2.11(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. Amounts payable by Borrower under the indemnity set forth in this Section 2.11(c) shall be paid within ten (10) days from the date on which the applicable Lender, as the case may be, makes written demand therefor.

(d) Lender shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by Borrower to assist Borrower, as the case may be, at the sole expense of Borrower, to recover from the relevant taxation authority or other Governmental Authority any Section 2.11 Taxes in respect of which amounts were paid by Borrower pursuant to Sections 2.11(a), (b) or (c) hereof. However, Lender will not be required to take any action that would be, in the sole judgment of Lender, legally inadvisable, or commercially or otherwise disadvantageous to Lender in any respect, and in no event shall Lender be required to disclose any tax returns or any other information that, in the sole judgment of Lender is confidential or proprietary.

(e) As soon as practicable but in no event no later than thirty (30) days after the date of any payment of Section 2.11 Taxes, Borrower (or any Person making such payment on behalf of Borrower) shall furnish to Lender for its own account a certified copy of the original official receipt evidencing payment thereof. In the case of any payment under or in respect of this Agreement or any of the other Loan Documents by or on behalf of Borrower through an account or branch outside the United States, or on behalf of Borrower by a payor that is not a United States Person, if Borrower determines that no Section 2.11 Taxes are payable in respect thereof, Borrower shall furnish, or shall cause such payor to furnish, to Lender an opinion of counsel reasonably acceptable to Lender stating that such payment is exempt from Section 2.11 Taxes. For purposes of this Section 2.11(e) and Section 2.11(f) hereof, the terms “United States” and “United States Person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f) (i) Any Lender (including, for avoidance of doubt any participant, assignee or successor) that is entitled to an exemption from or reduction of U.S. withholding tax with respect to payments under this Agreement, the Note or any other Loan Document shall, to the extent it is legally entitled to do so, deliver or caused to be delivered to Borrower and such other applicable lenders at the time or times reasonably requested by Borrower or such other applicable lenders, such properly completed and executed documentation reasonably requested by Borrower or such other applicable lenders as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.11(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a “U.S. Person” (as defined in Section 7701(a)(30) of the IRS Code),

(A)	any Lender that is a U.S. Person shall deliver to Borrower and any other applicable lenders, upon the reasonable request of Borrower or such other applicable lenders, executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to Borrower and any other applicable lenders on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the other applicable lenders), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x) a certificate substantially in the form of Exhibit B attached hereto to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRS Code (a “Section 2.11 Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a Section 2.11 Certificate substantially in the form of Exhibit B attached hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a Section 2.11 Certificate substantially in the form of Exhibit B attached hereto on behalf of each such direct and indirect partner;

(C)	any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and any other applicable lenders (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or such other applicable lenders), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or such other applicable lenders to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRS Code, as applicable), such Lender shall deliver to Borrower and other applicable lenders at the time or times prescribed by law and at such time or times reasonably requested by Borrower or other applicable lenders such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRS Code) and such additional documentation reasonably requested by Borrower or other applicable lenders as may be necessary for Borrower and other applicable lenders to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) If the forms and documentation referred to above in this Section 2.11(f) that are provided by a Non-U.S. Lender at the time such Non-U.S. Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as “Excluded Taxes” (i.e., any Section 2.11 Taxes other than Non-Excluded Taxes) and shall not qualify as Non-Excluded Taxes unless and until Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. However, if, on the date of the assignment and assumption of the Loan (or portion thereof) pursuant to which a Lender assignee becomes a party to this Agreement, Lender assignor was entitled to payments under subsection (a) of this Section 2.11 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent (and only to such extent), the term “Non-Excluded Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Section 2.11 Taxes) United States withholding tax, if any, applicable with respect to such Lender assignee on such date. Any additional Section 2.11 Taxes in respect of Lender that result solely and directly from a change in the Applicable Lending Office of Lender shall be treated as Excluded Taxes (and shall not qualify as Non-Excluded Taxes) unless (A) any such additional Section 2.11 Taxes are imposed as a result of a change in any Applicable Law, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made pursuant to the terms of Section 2.11(d) or Section 2.11(i) hereof or otherwise as a result of a request therefor by Borrower.

(g) For any period with respect to which Lender has failed to provide Borrower with the appropriate form, certificate or other document described in subsection (f) of this Section 2.11 (other than (i) if such failure is due to a change in any Applicable Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under Sections 2.11(a) and (c) hereof, or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for Lender to deliver such form, certificate or other document), Lender shall not be entitled to payment or indemnification under subsection (a) or (c) of this Section 2.11 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Borrower shall take such steps as Lender shall reasonably request to assist Lender in recovering such Non-Excluded Taxes.

(h) Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.11, Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of Borrower, to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be, in the sole judgment of Lender, legally inadvisable or commercially or otherwise disadvantageous to Lender in any respect.

(i) If Lender is entitled to additional compensation under any of the foregoing provisions of this Section 2.11 but shall fail to designate a different Applicable Lending Office as provided in subsection (h) of this Section 2.11, then, so long as no Default or Event of Default shall have occurred and be continuing, Borrower may cause Lender to (and, if Borrower so demands, Lender shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by Borrower and reasonably acceptable to Lender; provided that if, upon such demand by Borrower, Lender elects to waive its request for additional compensation pursuant to this Section 2.11, the demand by Borrower for Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in subsection (h) of this Section 2.11 or this Section 2.11(i) shall affect or postpone any of the rights of Lender or any of the Obligations of Borrower under any of the foregoing provisions of this Section 2.11 in any manner.

(j) Each party’s obligations under this Section 2.11 shall survive the termination of the Loan Documents and payment of any obligations thereunder.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date that:

Section 3.1 Legal Status and Authority. Each of Borrower and Operating Tenant (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the applicable State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Property. Each of Borrower and Operating Tenant, as applicable, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the applicable Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.

Section 3.2 Validity of Documents. (a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and Operating Tenant and their applicable Affiliates and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) to Borrower’s best, actual knowledge, will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, Borrower’s or Operating Tenant’s organizational documents, or any indenture, agreement or other instrument to which Borrower or Operating Tenant is a party or by which it or any of its assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and Operating Tenant, as applicable, through the undersigned authorized representative of Borrower or Operating Tenant and (c) to Borrower’s best, actual knowledge, this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and Operating Tenant, as applicable, and are enforceable against Borrower or Operating Tenant, as applicable, in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 3.3 Litigation. There is no action, suit, investigation, arbitration or proceeding, judicial, governmental, administrative or otherwise (including any condemnation or similar proceeding), pending, filed, or, to the best of Borrower’s knowledge, threatened or contemplated against or affecting Borrower, Operating Tenant or Guarantor or against or affecting the Property that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan unless it is fully covered by insurance (other than deductibles) or, if determined adversely to Borrower, would not have a material adverse effect on (a) Borrower’s title to the Property, (b) the validity or enforceability of the Security Instrument, (c) Borrower’s ability to perform under the Loan Documents, (d) Guarantor’s ability to perform under the Loan Documents to which it is a party, (e) the use, operation or value of the Property, (f) the principal benefit of the security intended to be provided by the Loan Documents, or (g) the ability of the Property to generate net cash flow sufficient to pay the debt service and other amounts due under the Loan.

Section 3.4 Agreements. Neither Borrower nor Operating Tenant is a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect. Neither Borrower nor Operating Tenant is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Tenant or the Property is bound. Neither Borrower nor Operating Tenant has any material financial obligation under any agreement or instrument to which Borrower or Operating Tenant, as applicable, is a party or by which Borrower, Operating Tenant or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower or Operating Tenant, as applicable, is a party or by which Borrower or Operating Tenant, as applicable, is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5 Financial Condition.

(a) Each of Borrower and Operating Tenant is solvent, and no proceeding under Creditors Rights Laws with respect to Borrower or Operating Tenant has been initiated and each of Borrower and Operating Tenant has received reasonably equivalent value for the granting of the Security Instrument.

(b) Neither the Property, nor any portion thereof, is the subject of any proceeding under Creditors Rights Laws.

(c) No petition in bankruptcy has been filed by or against Borrower, Operating Tenant nor Guarantor or any related entity, or any principal, general partner or member thereof, in the last ten (10) years, and neither Borrower, Operating Tenant nor Guarantor nor any related entity, or any principal, general partner or member thereof, in the last ten (10) years has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.

(d) Neither Borrower nor Operating Tenant is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and neither Borrower nor Operating Tenant have any knowledge of any Person contemplating the filing of any such petition against it.

Section 3.6 Disclosure. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 3.7 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) neither Borrower nor Operating Tenant is nor will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) neither Borrower nor Operating Tenant is nor will be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower or Operating Tenant are not and will not be subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans; and (d) none of the assets of Borrower or Operating Tenant constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower, Operating Tenant nor any ERISA Affiliate maintains, sponsors or contributes to a Defined Benefit Plan or a Multiemployer Plan.

Section 3.8 Not a Foreign Person. Neither Borrower nor Operating Tenant is a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9 Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.10 Borrower Information. Each of Borrower’s and Operating Tenant’s principal place of business and its chief executive office as of the date hereof is c/o Condor Hospitality Trust, Inc., 4800 Montgomery Lane, Suite 220, Bethesda, MD 20814. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower is not subject to back-up withholding taxes.

Section 3.11 Status of Property.

(a) Borrower or Operating Tenant, as applicable, has obtained all material certificates, licenses, permits, franchises, consents, and other approvals, governmental and otherwise, necessary for the ownership and operation of the Property and the conduct of its business (collectively, “Licenses”) and to Borrower’s best, actual knowledge, all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

(b) The Property and the present and contemplated use and occupancy thereof are in material compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law.

(c) The Property is served by all utilities necessary for the current or contemplated use thereof. All utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service. The Property is served by public water and sewer systems. All utilities and public water and sewer systems serving the Property are adequate for the current or contemplated use thereof.

(d) All public roads and streets necessary for service of and access to the Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the Property.

(e) The Property is free from material damage caused by fire or other casualty. The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(f) All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(g) Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except Permitted Encumbrances.

(h) All liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in material compliance with all Applicable Law.

(i) No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(j) Except for encroachments that are insured against pursuant to the Title Insurance Policy or otherwise do not cause a Material Adverse Effect, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land and no improvements on adjoining properties encroach onto the Property.

(k) To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 3.12 Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Operating Tenant, Guarantor and/or the Property (but excluding any projections) (a) are, with respect to the Borrower and Operating Tenant , true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Operating Tenant, Guarantor or the Property, as applicable, as of the date of such reports in all material respects, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Neither Borrower nor Operating Tenant has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Operating Tenant or Guarantor from that set forth in said financial statements.

Section 3.13 Condemnation. No Condemnation or other proceeding has been commenced, is pending or, to Borrower’s best knowledge, is threatened with respect to all or any portion of the Property or for the relocation of the access to the Property.

Section 3.14 Separate Lots. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.

Section 3.15 Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower and Operating Tenant, has done, by act or omission, anything which would impair the coverage of any of the Policies.

Section 3.16 Use of Property. The Property is used exclusively as a SpringHill Suites Hotel, a Marriott Courtyard and a Hotel Indigo, respectively, and other appurtenant and related uses.

Section 3.17 Leases and Rent Roll. Except as disclosed in the rent roll for the Property delivered to and approved by Lender (the “Rent Roll”) and the aging report and Tenant estoppels delivered to and approved by Lender, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable against Borrower and the Tenants set forth therein and are in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) no party under any Lease is in default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated, except in connection with the Prior Loan; (g) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any Tenants; (i) there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (j) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (l) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (m) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease and guests of the Property; (n) no Tenants have exercised any right to “go dark” that they may have under their Leases and no event has occurred that, but for the giving of notice and/or passage of time, would give any Tenant any right to abate rent, “go dark” or terminate any Lease; (o) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (p) no brokerage commissions or finders fees are due and payable regarding any Lease; (q) each Tenant is in actual, physical occupancy of the premises demised under its Lease and is paying full rent under its Lease; (r) no Tenant has sublet any portion of the premises demised to such Tenant under its Lease or any portion thereof; and (s) no Tenant occupying 20% or more (by square feet) of the net rentable area of the Property is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

Section 3.18 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, under current Applicable Law, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.19 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no management fees under the Management Agreement are past due.

Section 3.20 Illegal Activity/Forfeiture.

(a) No portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).

(b) There has not been and shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower also hereby covenants and agrees that it shall not commit, permit or knowingly suffer to exist any illegal activities or activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).

Section 3.21 Taxes. Each of Borrower and Operating Tenant has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.22 Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents materially and adversely affects the value or marketability of the Property, materially and adversely impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 3.23 Material Agreements. With respect to each Material Agreement, (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein or disclosed to Lender), (b) there are no defaults under any Material Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Material Agreement, (c) all payments and other sums due and payable under the Material Agreements have been paid in full, (d) no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement, and (e) the representations made in any estoppel or similar document delivered with respect to any Material Agreement in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

Section 3.24 [Intentionally Omitted]

Section 3.25 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 3.26 Investment Company Act. Neither Borrower nor Operating Tenant is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.27 Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.28 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Operating Tenant or Guarantor constitute property of, or to Borrower’s knowledge are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower, Operating Tenant and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan made by Lender is in violation of Applicable Law (“Embargoed Person”); (b) unless expressly waived in writing by Lender, no Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Tenant or Guarantor, as applicable, with the result that the investment in Borrower, Operating Tenant and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; and (c) to the best knowledge of Borrower, none of the funds of Borrower, Operating Tenant or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Operating Tenant and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as an Embargoed Person, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Operating Tenant, Guarantor or any other party to the Loan is designated as an Embargoed Person.

Section 3.29 Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, Operating Tenant and Guarantor and to Borrower’s knowledge, each and every Person affiliated with Borrower, Operating Tenant and/or Guarantor or that to Borrower’s knowledge has an economic interest in Borrower, or Operating Tenant, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is: (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Operating Tenant or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, custodially detained or convicted on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Operating Tenant, Guarantor or any other party to the Loan is indicted, arraigned, custodially detained or convicted on charges involving money laundering or predicate crimes to money laundering or is involved in any activity which could result in an indictment, arraignment, custodial detention or conviction on any such charges.

Section 3.30 Organizational Chart. The organizational chart attached as Schedule II hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

Section 3.31 Bank Holding Company. Neither Borrower nor Operating Tenant is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.32 [Intentionally Omitted].

Section 3.33 REA Representations. With respect to each REA, (a) each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein or disclosed to Lender), (b) there are no defaults under any REA by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any REA, (c) all sums due and payable under each REA have been paid in full, (d) no party to any REA has commenced any action or given or received any notice for the purpose of terminating any REA, and (e) the representations made in any estoppel or similar document delivered with respect to any REA in connection with the Loan, if any, are true, complete and correct and are hereby incorporated by reference as if fully set forth herein.

Section 3.34 No Change in Facts or Circumstances. All information submitted by Borrower, Operating Tenant, or Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have a Material Adverse Effect.

Section 3.35 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts; and

(b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code , as set forth in the Cash Management Agreement.

Section 3.36 Franchise Agreement.

The Franchise Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. As of the date hereof, no franchise fees under the Franchise Agreement are delinquent.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 4.

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 4.1 Existence. Borrower will, and will cause Operating Tenant to, continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.

Section 4.2 Applicable Law.

(a) Borrower shall, and shall cause Operating Tenant to, promptly comply and shall cause the Property to comply in all material respects with all Applicable Law affecting the Borrower, Operating Tenant and the Property, or the use thereof, including, without limitation, all Environmental Laws and Applicable Law relating to OFAC, Embargoed Persons, the Patriot Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other anti-bribery or anti-corruption laws in any U.S. or foreign jurisdiction. Borrower shall, and shall cause Operating Tenant to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses, trade names, and franchises. Borrower shall give prompt notice to Lender of the receipt by Borrower or Operating Tenant of any notice related to a violation of any Applicable Law and of the commencement of any proceedings or investigations which relate to compliance with Applicable Law.

(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower, Operating Tenant or the Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Operating Tenant, as applicable, is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall, or shall cause Operating Tenant to, promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower, Operating Tenant or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.3 Maintenance and Use of Property. Borrower shall, or shall cause Operating Tenant to, cause the Property to be maintained in a good and safe condition and repair in all material respects. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender or as otherwise permitted pursuant to Section 4.21 hereof.

Borrower shall, or shall cause Operating Tenant to, promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not, and shall not permit Operating Tenant to, initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not, and will not permit Operating Tenant to, cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 4.4 Waste. Borrower shall not, and shall not permit Operating Tenant to, commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, and will not permit Operating Tenant to, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5 Taxes and Other Charges.

(a) Borrower shall, or shall cause Operating Tenant to, pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.1 hereof. Borrower shall, or shall cause Operating Tenant to, furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Lender pursuant to Section 8.1 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall, or shall cause Operating Tenant to, promptly pay for all utility services provided to the Property.

(b) After prior written notice to Lender, Borrower or Operating Tenant, as applicable, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Operating Tenant, as applicable, is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall, or shall cause Operating Tenant to, promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall, or shall cause Operating Tenant to, furnish such security as may be required in the proceeding, or deliver to Lender such reserve deposits as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of the Security Instrument being primed by any related lien.

Section 4.6 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or Operating Tenant which might have a Material Adverse Effect.

Section 4.7 Access to Property. Subject to the rights of Tenants under Leases, Borrower shall, or shall cause Operating Tenant to, permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Operating Tenant’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.9 Cooperate in Legal Proceedings. Borrower shall, and shall cause Operating Tenant to, cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.

Section 4.10 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents and any other material agreement or instrument affecting or pertaining to the Property and any amendments, modifications or changes thereto.

Section 4.11 Awards. Borrower shall, and shall cause Operating Tenant to, cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or Insurance Proceeds.

Section 4.12 Books and Records.

(a) Borrower shall, and shall cause Operating Tenant to, keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its reasonable discretion (consistently applied), and furnish to Lender:

(i) quarterly (and if required by Lender, monthly) certified rent rolls (if applicable, and in the form approved by Lender in connection with the closing of the Loan) and tenant sales reports (if applicable), each signed and dated by a Responsible Officer of Borrower, within ten (10) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;

(ii) quarterly (and if required by Lender, monthly) operating statements of the Property, prepared and certified by a Responsible Officer of Borrower in the form required by Lender, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within fifteen (15) days after the end of each calendar month or thirty (30) days after the end of each calendar quarter, as applicable;

(iii) an annual balance sheet, operating statement, statement of cash flow, and statement of equity of Guarantor audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, within ninety (90) days after the close of each fiscal year of Guarantor;

(iv) [intentionally omitted]; and

(v) by no later than December 15 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements (the “Annual Budget”), following a Cash Trap Event Period, Lender shall have the right to approve each Annual Budget and no Annual Budget shall take effect unless and until the same has been reasonably approved by Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Upon request from Lender, Borrower shall, or shall cause Operating Tenant to, furnish in a timely manner to Lender or shall cause Operating Tenant to, furnish in a timely manner to Lender Franchisor inspection reports, operating leases or hotel management agreements, monthly ADR and occupancy reports for the trailing 12-month period; and a STAR report for the Property.

(c) Within ten (10) days of Lender’s request, Borrower shall furnish Lender (and shall cause Sponsor and/or Guarantor to furnish to Lender) with such other additional financial or management information (including State and Federal tax returns) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records at any reasonable time from time to time during business hours upon reasonable advance notice.

(d) Borrower agrees that all financial statements and other items required to be delivered to Lender pursuant to this Section 4.12 (each a “Required Financial Item” and, collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in hardcopy and electronic formats and (B) in accordance with GAAP or in accordance with other methods acceptable to Lender in its sole discretion (consistently applied). Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.

(e) If any Required Financial Item is not timely delivered (“Reporting Failure”), following written notice from Lender, Borrower shall promptly pay to Lender, as a late charge, the sum of One Thousand and No/100 Dollars ($1,000) per Required Financial Item. In addition, Borrower shall promptly pay to Lender an additional late charge of Five Hundred and No/100 Dollars ($500.00) per Required Financial Item for each full month during which such Reporting Failure continues following written notice from Lender. Borrower acknowledges that Lender will incur additional expenses as a result of any such Reporting Failure, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 4.12 are a reasonable estimate of such expenses. Borrower acknowledges further that the payment by Borrower of this late charge does not in any manner affect or otherwise impair or waive any rights and remedies Lender may have hereunder, under the Loan Documents or under applicable law for any Event of Default.

Section 4.13 Estoppel Certificates.

(a) After request by Lender, Borrower, within ten (10) days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the Tenants are in default under the Leases, and, if any of the Tenants are in default, setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Security Instrument or the Property.

(b) Borrower shall use its best efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c) In connection with a Secondary Market Transaction in connection with the Loan (or any portion thereof or interest therein), at Lender’s request, Borrower shall provide an estoppel certificate to any investor or any prospective investor in such form, substance and detail as Lender, such investor or prospective investor may require.

(d) Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from each party under each REA and each Material Agreement in form and substance reasonably acceptable to Lender.

Section 4.14 Leases and Rents.

(a) Upon request, Borrower shall, or shall cause Operating Tenant to, furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants other than the Operating Lease. Within ten (10) days after the execution of a Lease or any renewals, or material amendments or modification of a Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

(b) Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: such Lease (i) provides for rental rates comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.14, provides that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iii) is written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially-reasonable changes made in the course of negotiations with the applicable Tenant), (iv) is not with an Affiliate of Borrower or any Guarantor, and (v) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property) or any other terms which would cause a Material Adverse Effect. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof (including, without limitation, any subletting or assignment thereunder not contemplated by the express terms of such Lease (other than any subletting or assignment which does not require Borrower’s consent under such Lease)) or waivers thereunder executed (or otherwise agreed to) after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed.

(c) Lender shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement on Lender’s then current standard form to Tenants under future Major Leases approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender. Lender’s execution of a Subordination, Non-Disturbance and Attornment Agreement which is not in compliance with the foregoing sentence shall be at Lender’s sole discretion and subject to such additional conditions as Lender shall reasonably determine.

(d) Borrower (i) shall, or shall cause Operating Tenant to, observe and perform the obligations imposed upon the lessor under the Leases in all material respects in a commercially reasonable manner; (ii) shall, or shall cause Operating Tenant to, enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not, and shall not permit Operating Tenant to, terminate or accept a surrender of a Major Lease without Lender’s prior approval; (iii) shall not, and shall not permit Operating Tenant to, collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not, and shall not permit Operating Tenant to, execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, and shall not permit Operating Tenant to, without Lender’s consent, alter, modify or change any Major Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor; and (vi) shall, or shall cause Operating Tenant to, hold all security deposits under all Leases in accordance with Applicable Law.

(e) Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan. Borrower’s delivery of the certified rent roll required pursuant to Section 4.12 hereof shall not, in and of itself, satisfy the requirements of this clause (e).

(f) Borrower shall notify Lender in writing, within two (2) Business Days following receipt thereof, of Borrower’s or Operating Tenant’s receipt of any termination fee or payment (“Lease Event Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder (a “Lease Event”). Borrower further covenants and agrees that (i) Borrower shall, or shall cause Operating Tenant to, hold any such Lease Event Payment in trust for the benefit of Lender, and (ii) (A) in the event such Lease Event Payment is less than $50,000 and such Lease Event does not have a Material Adverse Effect, and provided no Event of Default or Cash Trap Event Period has occurred and is continuing, such Lease Event Payment shall be payable to Borrower or (B) in the event such Lease Event Payment equals or exceeds $50,000, such Lease Event has a Material Adverse Effect, or an Event of Default has occurred and is continuing, or a Cash Trap Event Period has occurred and is continuing, such Lease Event Payment shall be placed by Borrower in reserve with Lender to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan and/or the Property, as so determined by Lender, in its sole discretion.

(g) Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any leasing matters set forth in this Section 4.14, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER,” and the envelope containing the request must be marked “PRIORITY.” In the event that Lender fails to respond to the leasing matter in question within such time, Lender’s approval shall be deemed given for all purposes. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender, including, without limitation, lease comparables and other market information as reasonably required by Lender. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.

Section 4.15 Management Agreement.

(a) Borrower shall cause Operating Tenant to (i) diligently perform, observe and enforce all of the material terms, covenants and conditions of the Management Agreement on the part of Operating Tenant to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Operating Tenant under the Management Agreement and (ii) promptly notify Lender of the giving of any notice to Borrower or Operating Tenant of any default by Operating Tenant in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Operating Tenant to be performed and observed and deliver to Lender a true copy of each such notice. Without Lender’s prior written consent, Borrower shall not permit Operating Tenant to surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect.

(b) If Operating Tenant shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Operating Tenant to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Operating Tenant to be performed or observed to be promptly performed or observed on behalf of Operating Tenant, to the end that the rights of Operating Tenant in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower or Operating Tenant of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.

(c) Borrower shall notify Lender if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement. Borrower shall, or cause Operating Tenant to, from time to time, use its best efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Operating Tenant with the terms of the Management Agreement as may be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(d) Without limitation of the foregoing, if the Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrower to cause Operating Tenant to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Operating Tenant pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise satisfactory to Lender in all respects. New Manager, Operating Tenant and Borrower shall execute an Assignment of Management Agreement in the form then used by Lender.

Section 4.16 Payment for Labor and Materials.

(a) Subject to Section 4.16(b), Borrower will, or shall cause Operating Tenant to, promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist in respect of the Property or any part thereof any lien or security interest with respect to Work Charges, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.

(b) After prior written notice to Lender, Borrower or Operating Tenant, as applicable, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower, Operating Tenant or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Operating Tenant, as applicable, is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall, or shall cause Operating Tenant to, promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall, or shall cause Operating Tenant to, have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in present danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17 Performance of Other Agreements. Borrower shall, or shall cause Operating Tenant to, observe and perform each and every material term to be observed or performed by Borrower or Operating Tenant, as applicable, pursuant to the terms of any agreement or recorded instrument affecting or pertaining to the Property, or given by Borrower to Lender for the purpose of further securing the Debt and any amendments, modifications or changes thereto.

Section 4.18 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

Section 4.19 ERISA.

(a) Borrower shall not, and shall not permit Operating Tenant to, engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under ERISA (“ERISA”) or constitute a violation of any state statute, regulation or ruling impacting a Defined Benefit Plan or a governmental plan.

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) neither Borrower nor Operating Tenant is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) neither Borrower nor Operating Tenant is subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower or Operating Tenant, as applicable, are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by ERISA Section 3(42), disregarding the value of any equity interests in Borrower or Operating Tenant, as applicable, held by (I) a person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower or Operating Tenant, as applicable, (II) any person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower or Operating Tenant, as applicable, or (III) any affiliate of a person described in the immediately preceding clause (I) or (II);

(iii) Borrower or Operating Tenant, as applicable, qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e);

(iv) The assets of Borrower or Operating Tenant, as applicable, are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42); or

(v) If a state statute, regulation or ruling does apply to transactions by or with Borrower or Operating Tenant, as applicable, regulating investments of, or fiduciary obligations with respect to, governmental plans, no transactions contemplated by the Loan Documents will violate such statute, regulation or ruling.

(c) Neither Borrower nor Operating Tenant shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower or Operating Tenant to, maintain, sponsor, contribute to or become obligated to contribute to, any Defined Benefit Plan or a Multiemployer Plan or permit the assets of Borrower or Operating Tenant to (i) become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or (ii) become subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans.

Section 4.20 No Joint Assessment. Borrower shall not, and shall not permit Operating Tenant to, suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.21 Alterations. Lender’s prior approval (which approval shall not be unreasonably withheld or delayed) shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (c) that are structural in nature, except for (x) any alterations performed as a part of a Restoration in accordance with Section 7.4 hereof, and (y) any alterations or tenant improvements being made expressly pursuant to existing Leases that have been reviewed and approved by Lender. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, or (iv) a completion bond acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. All alterations to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws.

Section 4.22 REA Covenants. Borrower shall, or shall cause Operating Tenant to, (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any REA and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under any REA of which it is aware; (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any REA, to the extent material; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under any REA in a commercially reasonable manner; (e) cause the Property to be operated, in all material respects, in accordance with any REA; and (f) not, without the prior written consent of Lender, (i) enter into any new REA or execute material modifications to any existing REA, (ii) surrender, terminate or cancel any REA, (iii) reduce or consent to the reduction of the term of any REA, (iv) increase or consent to the increase of the amount of any charges under any REA, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any REA in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any REA.

Section 4.23 Material Agreements. Borrower shall, or shall cause Operating Tenant to, (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Material Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Material Agreements of which it is aware; (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Material Agreements, to the extent material; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Material Agreements in a commercially reasonable manner; (e) cause the Property to be operated, in all material respects, in accordance with the Material Agreements; and (f) not, without the prior written consent of Lender, (i) enter into any new Material Agreement or execute material modifications to any existing Material Agreements, (ii) surrender, terminate or cancel the Material Agreements, (iii) reduce or consent to the reduction of the term of the Material Agreements, (iv) increase or consent to the increase of the amount of any charges under the Material Agreements, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Material Agreements in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Material Agreements.

Section 4.24 Hotel Franchise.

(a) Borrower shall cause Operating Tenant to cause the hotel located on the Property to be operated pursuant to the Franchise Agreement.

(b) In the event that the Franchise Agreement is terminated during the term of the Loan, Lender shall have the right to declare the entire Loan immediately due and payable; provided, however, Lender shall not have the right to declare the Loan immediately due and payable if, within thirty (30) days after such termination, Borrower causes Operating Tenant to enter into an agreement in form and substance satisfactory to Lender with an Acceptable Franchisor; provided, however, so long as (i) there is no Event of Default, (ii) the Guarantor has not changed, and (iii) there is no material adverse change to the performance of the Individual Property as determined by Lender, Borrower and/or Operating Tenant shall be permitted to change the Hotel Indigo franchise during the Loan term to a new franchise affiliated with Marriott, Hilton, Hyatt Intercontinental Hotels Group or other Acceptable Franchisor.

(c) Borrower agrees to notify Lender in writing of any default by Franchisor under the Franchise Agreement or any default by Operating Tenant under the Franchise Agreement of which Borrower or Operating Tenant receives written notice from the Franchisor, which notification must be delivered to Lender within five (5) Business Days after Borrower or Operating Tenant, as applicable, having knowledge of such default.

(d) Upon Lender’s request, Borrower shall, or shall cause Operating Tenant to, obtain a “comfort letter” from each Franchisor (but, with respect to the current Franchise Agreement, only if a comfort letter has not previously been issued by the current Franchisor in connection with the Loan or, if Lender has assigned an interest in the Loan, a replacement comfort letter to such assignee in the form as delivered on the Closing Date), including any replacement Acceptable Franchisor, in form and substance reasonably satisfactory to Lender, including provisions that require the Franchisor to notify Lender of any default under the Franchise Agreement and grant Lender the right to cure any default by Operating Tenant under the Franchise Agreement.

(e) Without limiting of the foregoing, Borrower covenants and agrees that it shall, or shall cause Operating Tenant to:

(i) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by Operating Tenant under the Franchise Agreement and do all things necessary to preserve and keep unimpaired Operating Tenant’s rights thereunder;

(ii) promptly deliver to Lender a copy of each material financial statement, material business plan, material capital expenditures plan, notices of default covered above, material report and material estimate received by Borrower or Operating Tenant under the Franchise Agreement; and

(iii) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the Franchisor under the Franchise Agreement.

(f) Borrower consents and agrees that it shall not, and will not permit Operating Tenant to, without Lender’s prior written consent:

(i) surrender, terminate, or cancel the Franchise Agreement;

(ii) reduce or consent to the reduction of the term of the Franchise Agreement;

(iii) increase or consent to the increase of the amount of any charges under the Franchise Agreement; the foregoing restriction shall not apply to an increase that is expressly permitted or mandatory under the Franchise Agreement; or

(iv) otherwise materially modify, change, supplement, alter or amend, or waive or release any of Operating Tenant’s rights and remedies under the Franchise Agreement.

(g) Borrower shall not, and shall not permit Operating Tenant to, without Lender’s prior consent (which consent shall not be unreasonably conditioned, delayed or withheld), enter into transactions with any Affiliate, including without limitation, any arrangement providing for the franchise/licensing of the hotel on the Property, the rendering or receipt of services or the purchase or sale of inventory, except any such transaction in the ordinary course of business of Borrower or Operating Tenant, as applicable, and only so long as the monetary or business consideration arising therefrom would be substantially as advantageous to Borrower or Operating Tenant, as applicable, as the monetary or business consideration that would obtain in a comparable transaction with a person or entity not an affiliate of Borrower or Operating Tenant.

(h) Borrower will indemnify, defend and hold Lender harmless against any liability, loss, cost, damage or expense which Lender may incur under the Franchise Agreement under or by reason of this Agreement prior to the exercise by Lender of any of its remedies under this Agreement and the other Loan Documents.

Section 4.25 PIP.

Borrower shall complete and pay for in full any PIP, in a good, workmanlike and lien free manner within the time-frame set forth in the Franchise Agreement. Borrower agrees to promptly provide to Lender any other PIP that Borrower receives from Franchisor.

ARTICLE 5.

ENTITY COVENANTS

Section 5.1 Single Purpose Entity/Separateness.

(a) Borrower has not and will not:

(i) engage in any business or activity other than the ownership, leasing, operation and maintenance of the Property, and activities incidental thereto;

(ii) acquire or own any assets other than (A) the Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of the Property;

(iii) merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except as otherwise permitted hereunder) or change its legal structure;

(iv) fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or materially amend or modify, terminate or fail to comply with the material provisions of its organizational documents;

(v) own any subsidiary, or make any investment in, any Person;

(vi) commingle its assets with the assets of any other Person;

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt and the Prior Loan, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than ninety (90) days past the date incurred and paid on or prior to such date, (C) Permitted Equipment Leases and purchase money Indebtedness and/or (D) Borrower’s obligations and liabilities under the Interest Rate Protection Agreement; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time five percent (5%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt and Permitted Equipment Leases and purchase money Indebtedness may be secured (subordinate or pari passu) by the Property; provided that the security for the Permitted Equipment Leases and purchase money Indebtedness shall only be the equipment being leased or the Property being purchased;

(viii) fail to maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix) except for the Operating Lease and as otherwise expressly provided in the Loan Documents, enter into any contract or agreement with any general partner, member, shareholder, principal or affiliate, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) except with respect to other Borrowers of the Loan or as otherwise expressly permitted in the Loan Documents, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii) make any loans or advances to any Person; provided, that the foregoing and no other provision hereof shall prohibit Borrower from making distributions to its members of available cash unless an Event of Default or Cash Trap Event Period is continuing;

(xiii) fail to file its own tax returns unless prohibited by Applicable Law from doing so (except that Borrower may file or may include its filing as part of a consolidated federal tax return, to the extent required and/or permitted by Applicable Law, provided that, there shall be an appropriate notation indicating the separate existence of Borrower and its assets and liabilities);

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person and not as a division or part of any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so after the payment of all operating expenses and Debt Service and shall not require any equity owner to make additional capital contributions to Borrower);

(xvi) without the unanimous written consent of all of its partners or members, as applicable, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks;

(xviii) fail to remain solvent, to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so); or

(xix) acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable or identify its partners, members or shareholders or other affiliates, as applicable, as a division or part of it.

(b) Borrower hereby represents and warrants that (I) Borrower (i) is and has always been duly formed, validly existing and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business; (ii) has not had and does not have any judgments or liens of any nature against it (except for tax liens not yet due and Permitted Encumbrances); (iii) has been and is in material compliance with all Applicable Law and has received all permits necessary for it to operate its contemplated business; (iv) is not the subject of, or currently involved in any capacity in, any pending or threatened litigation; (v) is not, and has not been, involved in any dispute with any taxing authority; (vi) has paid all Taxes and Other Charges; (vii) has never owned any property other than the Property and has never engaged in any business except the ownership and operation of the Property; (viii) is not now and has not ever been a party to any lawsuit, arbitration, summons or legal proceeding; (ix) has not failed to provide Lender with complete financial statements that reflect a fair and accurate view of its financial condition; and (x) has no material contingent or actual obligations not related to the Property; and (II)(A) the Prior Loan has been satisfied in full on or before the date hereof, (B) neither Borrower, SPE Component Entity, nor Guarantor have any remaining liabilities or obligations in connection with the Prior Loan (other than environmental and other limited and customary indemnity obligations), and (C) all collateral and security for the Prior Loan has been released on or prior to the date hereof.

(c) If Borrower or Operating Tenant is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner or managing member (each, an “SPE Component Entity”) shall be a corporation or an Acceptable LLC (I) whose sole asset is its interest in Borrower and/or Operating Tenant, as applicable, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower and/or Operating Tenant, as applicable; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower and/or Operating Tenant, as applicable. Each such SPE Component Entity will at all times comply, and will cause Borrower and Operating Tenant, as applicable, to comply, with each of the representations, warranties, and covenants contained in this Article 5 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Component Entity. Upon the withdrawal or the disassociation of an SPE Component Entity from Borrower or Operating Tenant, as applicable, Borrower and Operating Tenant, as applicable, shall immediately appoint a new SPE Component Entity whose articles of incorporation or organization are substantially similar to those of such SPE Component Entity.

Section 5.2 [Intentionally Omitted].

Section 5.3 Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s, Operating Tenant’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) if not an individual, Borrower’s, Operating Tenant’s or the SPE Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or the SPE Component Entity’s structure, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower, Operating Tenant or the SPE Component Entity intends to operate the Property, and representing and warranting that Borrower, Operating Tenant or the SPE Component Entity does business under no other trade name with respect to the Property.

Section 5.4 Business and Operations. Borrower will, and shall cause Operating Tenant to, continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, leasing, maintenance, management and operation of the Property. Borrower will, and shall cause Operating Tenant to, qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, leasing, maintenance, management and operation of the Property.

ARTICLE 6.

NO SALE OR ENCUMBRANCE

Section 6.1 Transfer Definitions. For purposes of this Article 6, “Restricted Party” shall mean Borrower, Operating Tenant, Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Operating Tenant, Guarantor, any SPE Component Entity, any Affiliated Manager or any shareholder, partner, member, or non-member manager (excluding, however, such direct and indirect legal and beneficial interests in, and owners of, Condor Hospitality Limited Partnership and Guarantor so long as (i) (w) Guarantor shall continue to comply with the covenants contained herein relating to ERISA, OFAC and Patriot Act matters, (x) Guarantor at all times directly or indirectly owns all of the general partnership interests in Condor Hospitality Limited Partnership, (y) such sale, transfer or issuance shall not cause Guarantor to directly or indirectly own and control less than 51% of the equity ownership interests in Condor Hospitality Limited Partnership and (z) if such sale, transfer or issuance would cause the transferee, together with its Affiliates, to increase its direct or indirect equity ownership interests in Condor Hospitality Limited Partnership to an amount which equals or exceeds 25% (or, if such Person is not formed, organized or incorporated in, or is not a citizen of, the United States of America, 10%), Lender is provided thirty (30) days advance written notice of such transaction and (ii) the transfer of any such interests in Condor Hospitality Limited Partnership satisfy the KYC Conditions); and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, lien, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest..

Section 6.2 No Sale/Encumbrance.

(a) Without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, Operating Tenant, Guarantor, any Affiliated Manager, or any change in control of the day-to-day operations of the Property (collectively, a “Prohibited Transfer”), other than pursuant to (t) Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14 and guests of the Property in the ordinary course of business, (u) any Permitted Encumbrances, (v) any Permitted Equipment Leases, (w) transfers of worn out or obsolete FF&E that is promptly replaced with FF&E of equivalent value and functionality, (x) the release of an Individual Property in accordance with the provisions of Section 2.10, (y) permitted equity transfers in accordance with the provisions of Section 6.3 and (z) any other transfer expressly permitted by the terms of this Agreement.

(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any material part thereof for a price to be paid in installments; (ii) an agreement by Borrower or Operating Tenant leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Tenant’s right, title and interest in and to (A) any Leases or any Rents or (B) any REA or any Material Agreements; (iii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower, Operating Tenant or by any other person or entity, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law); (iv) any other action instituted by (or at the behest of) Borrower, Operating Tenant or its respective affiliates or consented to or acquiesced in by Borrower, Operating Tenant or its respective affiliates which results in a termination of an REA or any Material Agreements; (v) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (vi) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vii) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (viii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments, or (x) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 4.15.

Section 6.3 Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6, the following equity transfers shall be permitted without Lender’s consent: (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests, membership interests or other securities (as the case may be) in a Restricted Party (including, without limitation, transfers for estate planning purposes), (c) the sale, transfer or issuance of stock or other securities in any Restricted Party that is a publicly traded entity, provided the shares of common stock of such entity are listed on the New York Stock Exchange or another nationally recognized stock exchange, (d) the sale, transfer or issuance of stock or other securities in any Restricted Party that is a publicly registered non-listed real estate investment trust to third party investors through licensed U.S. broker-dealers in accordance with Applicable Law or Persons exempt from broker-dealer registration, (provided, that, the foregoing provisions of clauses (c) and (d) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect only to the transfers listed in clauses (a) and/or (b) above, (A) (x) Lender shall receive written notice of any transfers pursuant to clause (a) above within ten (10) days of such transfer and (y) Lender shall receive not less than thirty (30) days prior written notice of such transfers in connection with any transfer pursuant to clause (b) above, (B) no such transfers shall result in a change in Control of Guarantor or Affiliated Manager, (C) after giving effect to such transfers, Guarantor shall (I) own at least a 51% direct or indirect equity ownership interest in each of Borrower and any SPE Component Entity; (II) Control Borrower and any SPE Component Entity; (III) control the day-to-day operation of the Property; and (IV) Sponsor shall (x) Control Borrower and any SPE Component Entity and (y) control the day-to-day operation of the Property, (D) after giving effect to such transfers, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof, (E) in the case of the transfer of any direct equity ownership interests in Borrower or Operating Tenant, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof, (F) [intentionally omitted], and (G) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (I) remake the representations contained herein relating to ERISA, OFAC and Patriot Act matters (and, upon Lender’s request, Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer and (y) searches, acceptable to Lender, for any Person owning, directly or indirectly, 25% (or, if such Person is not formed, organized or incorporated in, or is not a citizen of, the United States of America, 10%) or more of the interests in the Borrower as a result of such transfer) and (II) continue to comply with the covenants contained herein relating to ERISA, OFAC and Patriot Act matters. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.

(d) Permitted REIT Pledge. Notwithstanding the foregoing or anything contained herein to the contrary, any Restricted Party shall be permitted to pledge its equity interest in any other Restricted Party (except Borrower), as collateral for corporate-level lines of credit or other company financing, provided, that (i) the holder of such debt, and any interest therein, shall be a

Person that is a Qualified Equity Holder, (ii) the debt facility for such pledge is secured by a pledge of interests in entities having an interest in substantially all of the properties directly or indirectly owned by the Guarantor, and (iii) the repayment of the debt facility is not specifically tied to the cash flow of any Individual Property.

Section 6.4 [Intentionally Omitted].

Section 6.5 Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (d) [intentionally omitted], and/or (e) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

ARTICLE 7.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1 Insurance.

(a) Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower, Operating Tenant and the Property providing at least the following coverages:

(i) insurance with respect to the Improvements and, if applicable, the Personal Property insuring against any peril now or hereafter included within the “Special” or “All Risks” Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings waiving of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000, excluding windstorm and earthquake insurance which may have a deductible of 5% of the total insurable value; (D) at all times insuring against at least those hazards that are commonly insured against under a “Special” or “All Risks” Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and

(E) if any of the Improvements constitute legal non-conforming structures or uses, providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii) commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, including “Dram Shop” or other liquor liability coverage if the Borrower sells or distributes alcoholic beverages from the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Articles 12 and 13 hereof to the extent the same is available;

(iii) loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsections 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the Property on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the Property is completed, or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the Property and (y) the highest gross income received during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding twelve (12) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All Net Proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender in accordance with the terms of the Cash Management Agreement (x) if no Cash Trap Event Period has occurred and is continuing, in an Eligible Account (which account shall be deemed to be included within the definition of “Accounts”) and (y) upon the occurrence and during the continuance of a Cash Trap Event Period, in accordance with the terms of the Cash Management Agreement and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which account shall be deemed to be included within the definition of “Accounts”) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the current property and liability coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsections 7.1(a)(i), (iv) and (vi) through (viii), as applicable, (3) including permission to occupy the Property, and (4) written on a no coinsurance form or containing an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably be required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under Subsection 7.1(a)(i) above or in such other amount as shall be reasonably required by Lender (if applicable to the Property);

(vii) if any portion of the Improvements or Personal Property is at any time located in an area identified in the Federal Register by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards (“SFHA”) pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance for all such improvements and/or Personal Property located in the SFHA in an amount equal to (1) the maximum limit of building and/or contents coverage available under the Flood Insurance Acts plus (2) additional limits in an amount equal to the “Full Replacement Cost” or such other amount agreed to by Lender; provided that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1(a)(i) above;

(viii) [Intentionally Omitted];

(ix) umbrella liability insurance in an amount not less than $20,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x) insurance against employee dishonesty in amounts acceptable to Lender (if applicable to the Property and Borrower);

(xi) auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable); and

(xii) such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and approved by Lender. The insurance companies must have a financial strength rating of “A” or better and a financial size category of “VIII” or better by A.M. Best Company, Inc., or a rating of “A-” (or its equivalent) or better by two (2) of the Rating Agencies (one of which must be S&P) (each such insurer shall be referred to below as a “Qualified Insurer”). Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver carrier-issued binders and certificates of the renewal Policies, and thereafter, complete copies of the Policies when issued. Upon renewal of the Policies, Borrower shall deliver evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).

(c) Except to the extent required pursuant to Section 7.1(a) hereof, Borrower shall not obtain (or permit to be obtained) (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause complete copies of each Policy to be delivered as required in Subsection 7.1(a). Any umbrella or blanket Policy remains subject to review and approval by Lender based on the schedule of locations and values. Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1.

(d) All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the named insured and, in the case of liability policies, except for the Policies referenced in Subsection 7.1(a)(v) and (xi), shall name Lender as additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, earthquake and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All property Policies of insurance provided for in Subsection 7.1(a) shall provide that:

(i) with respect to the Policies (other than those Policies limited to liability protection), (1) no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by Borrower, or anyone acting for Borrower, or by any Tenant under any Lease or other occupant, (B) occupancy or use of the Property for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(ii) with respect to the Policies limited to liability protection, if available to Borrower using commercially reasonable efforts, such Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (ii), Borrower shall be obligated to provide such notices;

(iii) with respect to all Policies, if available to Borrower using commercially reasonable efforts, such Policies shall not be materially changed without thirty (30) days’ written notice to Lender; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (iii), Borrower shall be obligated to provide such notice;

(iv) each Policy shall provide that (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and

(v) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

Additionally, Borrower further covenants and agrees to promptly send to Lender any notices of non-renewal or cancellation it receives from the insurer with respect to the Policies required pursuant to this Section 7.1.

(f) Borrower shall furnish to Lender, on or before thirty (30) days after the close of each of Borrower’s fiscal years, a statement certified by Borrower or a Responsible Officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.

(g) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(h) In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(i) As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have received Lender’s prior written consent thereto.

(j) The property, loss of rents/business interruption, general liability and umbrella liability insurance policies required in this Section 7.1 shall not exclude Terrorism Coverage (defined below) (such insurance policies, the “Applicable Policies”). Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk

Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.”

Section 7.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.

Section 7.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i) The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)	no Event of Default shall have occurred and be continuing;

(B)	(1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) the fair market value of an Individual Property as reasonably determined by Lender, and (ii) the rentable area of an Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of an Individual Property as reasonably determined by Lender and (ii) the rentable area of an Individual Property is taken, such land is located along the perimeter or periphery of an Individual Property, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to an Individual Property;

(C)	Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;

(D)	Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, in all material respects, including, without limitation, all applicable Environmental Laws;

(E)	Lender shall be satisfied that any operating deficits which will be incurred with respect to the Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)	Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the Property will not be less than the fair market value and cash flow of the Property as the same existed immediately prior to the applicable Casualty or Condemnation (assuming the affected portion of the Property is relet within a reasonable period after the date of such Casualty or Condemnation);

(G)	Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such fire or other casualty or taking, or (4) the earliest date required for such completion under the terms of any Material Agreements or REA;

(H)	the Property and the use thereof after the Restoration will be in compliance with and permitted under any REA, any Material Agreements and all Applicable Law; and

(I)	the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with any REA, any Material Agreements and all Applicable Law.

(ii) The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property (other than Permitted Encumbrances) which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). All such plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration shall be assigned to Lender as additional collateral for the Loan and Lender shall have the use of the same. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies jointly with Lender, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Section 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.

ARTICLE 8.

RESERVE FUNDS

Section 8.1 Tax Reserve Funds.

(a) On the Closing Date, Borrower shall deposit with Lender the amount of $461,259.00 and No/100 Dollars and Borrower shall deposit on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates (the “Monthly Tax Deposit”). Amounts deposited pursuant to this Section 8.1 are referred to herein as the “Tax Reserve Funds”. The initial estimated Monthly Tax Deposit shall be $57,658.00. If at any time Lender reasonably determines that the Tax Reserve Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

(b) Lender shall have the right to apply the Tax Reserve Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Reserve Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Reserve Funds. Any Tax Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 8.2 Insurance Reserve Funds.

(a) (i) Borrower shall deposit on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Monthly Insurance Deposit”). Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Insurance Reserve Funds”. If at any time Lender reasonably determines that the Insurance Reserve Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

(ii) Notwithstanding the foregoing, Borrower shall not be required to make the Monthly Insurance Deposit as set forth above, provided that, (w) no Event of Default shall have occurred and be continuing, (x) the Policies maintained by Borrower covering the Property are part of a blanket or umbrella policy approved by Lender in its reasonable discretion pursuant to Section 7.1 hereof, including, without limitation, approval of the schedule of locations and values, (y) Borrower provides Lender evidence of renewal of such Policies pursuant to Section 7.1 hereof, and (z) Borrower provides Lender paid receipts for the payment of the Insurance Premiums by no later than ten (10) Business Days prior to the expiration dates of the Policies. Borrower shall immediately commence making all Monthly Insurance Deposits, as required pursuant to this Section 8.2, within five (5) days of receipt of notice from Lender of Borrower’s failure to comply with items (w), (x), (y) or (z) above, which such notice shall instruct Borrower to immediately commence making all Monthly Insurance Deposits.

(b) Lender shall have the right to apply the Insurance Reserve Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Reserve Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Reserve Funds. Any Insurance Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 8.3 Immediate Repair Funds.

(a) Borrower shall perform the repairs at the Property as set forth on Schedule I hereto (such repairs hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or before the respective deadline for each repair as set forth on Schedule I hereto; provided that, Lender may, in its sole discretion, extend the respective deadlines for performance of such Immediate Repairs by written notice to Borrower. On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule I hereto to perform the Immediate Repairs. Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Immediate Repair Funds”.

(b) Provided no Event of Default has occurred and is continuing, Lender shall disburse Immediate Repair Funds to Borrower within fifteen (15) Business Days after the delivery by Borrower to Lender of a Disbursement Request Form together with Lender’s then standard reserve disbursement schedule (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of Immediate Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made). Additionally, with respect to any disbursement that is $500,000 or more, in connection with any invoice relating to such disbursement that is greater than $100,000, Borrower shall also provide the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the Immediate Repairs (or relevant portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person that supplied materials or labor in connection with the Immediate Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Immediate Repairs (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements of for Immediate Repairs have been used to pay the previously identified Immediate Repairs, (ii) as to any completed Immediate Repair, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Immediate Repairs and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances, (v) at Lender’s option, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of such Immediate Repairs, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Immediate Repairs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower.

Section 8.4 [Intentionally Omitted].

Section 8.5 [Intentionally Omitted].

Section 8.6 The Accounts Generally.

(a) All Reserve Funds shall be held in Eligible Accounts. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds, the Accounts, and all sums now or hereafter deposited in the Reserve Funds and the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the Accounts shall constitute additional security for the Debt. The provisions of this Section 8.6 are intended to give Lender and/or Servicer “control” of the Reserve Funds and the Accounts within the meaning of the UCC. Borrower acknowledges and agrees that the Reserve Funds and the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or the Accounts, permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Reserve Funds and/or the Accounts, with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Funds and/or the Accounts.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Reserve Funds and (ii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Reserve Funds as described in this Agreement, the Cash Management Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement, the Cash Management Agreement or in the Security Instrument, may apply the Reserve Funds as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d) The insufficiency of Reserve Funds on deposit with Lender shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds, the Accounts, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds and the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) Interest accrued, if any, on the Reserve Funds shall not be required to be remitted to any Account and may instead be retained by Lender.

(g) Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Reserve Funds, the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the Reserve Funds and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.

Section 8.7 PIP Reserve Funds.

Borrower shall deposit with Lender the amount of any required PIP (the “PIP Reserve Account”). Amounts deposited pursuant to this Section 8.7 are referred to herein as the “PIP Funds”. PIP Funds shall be disbursed in accordance with the procedures for disbursing FF&E Funds set forth in Section 8.8. below.

Section 8.8 FF&E Reserve Funds.

(a) Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to the FF&E Reserve Monthly Deposit for the costs and expenses of replacement and maintenance of the Property, Improvements and Personal Property, including furniture, furnishings, fixtures and equipment for the hotel on the Property as set forth in a budget as approved by Lender, or such other costs and expenses as reasonably approved by Lender, relating to the replacement and maintenance of the Property, Improvements and Personal Property, including furniture, furnishings, fixtures and equipment that may be incurred following the date hereof to fully equip (collectively, the “FF&E Work”). Amounts deposited pursuant to this Section 8.8 are referred to herein as the “FF&E Reserve Funds”. Based on the annual operating statements for the Property, the FF&E Reserve Monthly Deposit shall be one-twelfth of four percent (4.0%) of the Operating Income for the prior fiscal year. All FF&E Reserve Funds shall be held by Lender or Servicer in an Eligible Account (the “FF&E Reserve Account”).

(b) Lender shall disburse to Borrower the FF&E Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the cost of the FF&E Work to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Lender shall have reviewed and approved the invoice in respect of the furniture, fixtures or equipment to be acquired; (iv) Intentionally Omitted; (v) Lender shall have received a certificate from Borrower (A) stating that all FF&E Work to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all Applicable Law, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the FF&E Work, (B) identifying each Person that supplied materials or labor in connection with the FF&E Work to be funded by the requested disbursement and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender; (vi) at Lender’s option a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender (other than Permitted Encumbrances); and (vii) Lender shall have received such other evidence as Lender shall reasonably request that the FF&E Work to be funded by the requested disbursement have been completed (to the extent applicable) and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse FF&E Work Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of FF&E Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

ARTICLE 9.

CASH MANAGEMENT AGREEMENT

Section 9.1 Cash Management Agreement. Borrower shall enter into the Cash Management Agreement on the date hereof which shall govern the collection, holding and disbursement of Rents and any other income from the Property during the term of the Loan.

Section 9.2 Cash Flow Sweep. In the event of a Cash Trap Event Period, all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Subaccount (as defined in the Cash Management Agreement), as more particularly set forth in the Cash Management Agreement.

ARTICLE 10.

EVENTS OF DEFAULT; REMEDIES

Section 10.1 Event of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) if Borrower shall fail to (i) pay when due (A) any sums which by the express terms of this Agreement and the other Loan Documents require immediate or prompt payment without any grace period (provided a demand is made therefor) or (B) sums which are payable on the Maturity Date, or (ii) pay within five (5) days when due (A) any monthly Debt Service and any amount required to be paid into the Reserve Funds or (B) any other sums payable under the Note, this Agreement or any of the other Loan Documents;

(b) if any of the Taxes or Other Charges is not paid before becoming delinquent except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(c) if the Policies are not kept in full force and effect or if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof (provided a demand is made therefor);

(d) if any of the representations or covenants contained in Article 5 hereof are breached or violated;

(e) if any of the representations or covenants contained in Article 6 hereof are breached or violated;

(f) if any representation or warranty of, or with respect to, Borrower, Operating Tenant, Guarantor or any member, general partner, or principal of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender by such Person shall have been false or misleading in any material adverse respect when made;

(g) if (i) Borrower, Operating Tenant , any SPE Component Entity, Sponsor or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, Operating Tenant, any SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, Operating Tenant, any SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (iii) there shall be commenced against Borrower, Operating Tenant, any SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (iv) Borrower, Operating Tenant or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, Operating Tenant or Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;

(i) subject to Borrower’s right to contest pursuant to Sections 4.5(b) and 4.16(b) hereof, if the Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(j) if any federal tax lien is filed against Borrower, any SPE Component Entity, Sponsor, Guarantor or the Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(k) if Borrower shall fail to comply with the covenants in Article 15 or otherwise fails to deliver to Lender, within ten (10) days after request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof;

(l) if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable notice and grace periods, if any;

(m) [intentionally omitted]

(n) if Borrower shall fail to deliver to Lender within thirty (30) days after request by Lender any Required Financial Item;

(o) if Borrower or Operating Tenant, as applicable, defaults under the Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder such that the Management Agreement may be terminated, or if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower or Operating Tenant shall enter into a new management agreement within thirty (30) days thereafter with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(p) if any representation and/or covenant herein relating to ERISA matters is breached;

(q) if (i) Borrower or Operating Tenant, as applicable, shall fail (beyond any applicable notice or grace period) to pay any charges payable under any REA or Material Agreements as and when payable thereunder, (ii) Borrower or Operating Tenant, as applicable, defaults under any REA or Material Agreements in a material respect beyond the expiration of applicable notice and grace periods, if any, thereunder, (iii) any REA or Material Agreements are amended, supplemented, replaced, restated or otherwise modified in any material respects without Lender’s prior written consent or if Borrower or Operating Tenant consents to a transfer of any party’s interest under any REA or Material Agreement without Lender’s prior written consent, or (iv) any REA or Material Agreements and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower or Operating Tenant, as applicable, enters into a replacement thereof in accordance with the applicable terms and provisions hereof;

(r) a default or event of default occurs under the Franchise Agreement in any material respect, after the expiration of any applicable notice and cure period such that the Franchise Agreement may be terminated;

(s) the Franchise Agreement is amended or otherwise modified without Lender’s consent in any material respect;

(t) if Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Protection Agreement and otherwise comply with the covenants set forth in Section 2.8 hereof;

(u) if Borrower shall continue to be in default under any term, covenant or condition of this Agreement or any of the other Loan Documents not specified in subsections (a) through (t) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days (subject to further extension by Lender, in Lender’s sole discretion); and/or

(v) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

Section 10.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(g) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(d) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f) Upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

ARTICLE 11.

SECONDARY MARKET

Section 11.1 Secondary Market Transactions.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan and/or (ii) to sell participation interests in the Loan, in each case, to financial institutions acceptable to Borrower. The transaction referred to in clauses (i) and (ii) above shall hereinafter be referred to, collectively, as “Secondary Market Transactions”.

(b) Lender may disseminate to any Lender Party (and to any investment banking firms, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction) all documents and financial and other information then possessed by or known to Lender with respect to: (a) the Property and its operation; and (b) any party connected with the Loan (including, without limitation, Borrower, any partner or member of Borrower, any constituent partner or member of Borrower, any guarantor), subject to receipt of confidentiality agreements if such information includes material non-public information.

Section 11.2 Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such Servicer; provided, however, Borrower shall not be obligated to pay any monthly servicing fees to such Servicer.

Section 11.3 [Intentionally Omitted].

Section 11.4 [Intentionally Omitted].

Section 11.5 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 12.

INDEMNIFICATIONS

Section 12.1 General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified

Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any Applicable Law; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds, except to the extent arising out of the gross negligence or willful misconduct of any Indemnified Party. Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Indemnified Parties until paid.

Section 12.2 Mortgage and Intangible Tax and Transfer Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of same or upon the exercise of its remedies under the Loan Documents), and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents, including, without limitation, a foreclosure of the Security Instrument by Lender or its designee and any subsequent transfer of the Property by the Lender or its designee.

Section 12.3 ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

Section 12.4 Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 12.5 Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6 Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

ARTICLE 13.

EXCULPATION

Section 13.1 Exculpation.

(a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower (excluding Guarantor, but only to the extent it may be liable under the Guaranty or Environmental Indemnity Agreement) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, the indemnities set forth in Article 12 hereof, in the Guaranty and in the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13);

(4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument; (6) impair the right of Lender to enforce Section 4.12(e) of this Agreement; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i) fraud or intentional misrepresentation or any failure to disclose a material fact by Borrower, Operating Tenant, any SPE Component Entity, Guarantor, Sponsor, or any Borrower Party in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, Operating Tenant, any SPE Component Entity, Guarantor, Sponsor, or any Borrower Party or the commission of a criminal act by Borrower, Operating Tenant, any SPE Component Entity, Guarantor or any Borrower Party which results in any seizure or forfeiture of the Property, or any portion thereof, or Borrower’s or Operating Tenant’s interest therein;

(iii) material physical waste to the Property caused by the intentional acts or intentional omissions of Borrower, Operating Tenant, any SPE Component Entity, Guarantor or any Borrower Party (including, without limitation, any arson or abandonment of the Property) and/or the removal or disposal of any portion of the Property after an Event of Default by Borrower, Operating Tenant, any SPE Component Entity, Guarantor or any Borrower Party;

(iv) the misapplication, misappropriation or conversion by Borrower or Operating Tenant of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents, or (D) any Tenant security deposits or Rents collected in advance;

(v) failure to pay any Taxes or Other Charges, charges for labor or materials or any other charges that can create liens on any portion of the Property to the extent that the revenue from the Property is sufficient to pay such amounts (other than (x) amounts deposited with Lender as Tax Reserve Funds for Taxes or Other Charges where Lender elects not to apply such funds toward payment of such Taxes or Other Charges owed or (y) Taxes or Other Charges owed that are contested strictly in accordance with the terms of the Loan Documents);

(vi) failure to maintain insurance as required by this Agreement to the extent that the revenue from the Property is sufficient to pay the Insurance Premiums relating thereto (other than the failure to pay amounts deposited with Lender as Insurance Reserve Funds for Insurance Premiums to be paid to maintain such insurance where Lender elects not to apply such funds toward payment of such Insurance Premiums);

(vii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, this Agreement or in the Security Instrument concerning Environmental Laws and Hazardous Substances;

(viii) any fees or commissions paid by Borrower after the occurrence of an Event of Default to Guarantor, Operating Tenant and/or any Affiliate of Borrower, Operating Tenant and/or Guarantor in violation of the terms of the Note, this Agreement, the Security Instrument or the other Loan Documents;

(ix) Borrower’s breach of, or failure to comply with, the representations, warranties and covenants contained in Article 15 of this Agreement and/or the provisions of Sections 12.2 and 12.3 hereof;

(x) Operating Tenant fails to appoint a new property manager upon the request of Lender, each as required by, and in accordance with the terms and provisions of, this Agreement, the Assignment of Management Agreement and the other Loan Documents or Borrower or Operating Tenant appoints a new property manager or replaces the property manager other than in accordance with the terms of this Agreement, the Assignment of Management Agreement and the other Loan Documents;

(xi) any litigation or other legal proceeding related to the Debt filed in bad faith by Borrower, any SPE Component Entity, Guarantor or any Borrower Party solely to delay, oppose, impede, obstruct, hinder, enjoin or otherwise interfere with or frustrate the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents;

(xii) Failure to comply with the requirements of any PIP;

(xiii) Interest Rate Protection Breakage Costs not being paid.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) any representation, warranty or covenant contained in Article 5 hereof is violated or breached, provided, however, that any such breach or violation with respect to Article 5 shall not result in recourse liability hereunder unless such breach was material and, within fifteen (15) days of notice from any source whatsoever, Borrower fails to cure such breach; (ii) any representation, warranty or covenant contained in Article 6 hereof is violated or breached; (iii) Borrower, Operating Tenant or any SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (iv) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower, Operating Tenant or any SPE Component Entity files, or joins in the filing of, an involuntary petition against Borrower, Operating Tenant or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Operating Tenant or any SPE

Component Entity from any Person; (v) Borrower, Operating Tenant or any SPE Component Entity files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which Controls Borrower, Operating Tenant or any SPE Component Entity consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Operating Tenant, any SPE Component Entity or any portion of the Property; (vii) Borrower, Operating Tenant or any SPE Component Entity makes an assignment for the benefit of creditors, or admits in any legal proceeding, its insolvency or inability to pay its debts as they become due; (viii) there is substantive consolidation of Borrower, Operating Tenant or any SPE Component Entity (or any Restricted Party) with any other Person in connection with any federal or state bankruptcy proceeding involving the Guarantor or any of its Affiliates; (ix) Borrower, Operating Tenant or any SPE Component Entity (or any Restricted Party) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates; or (x) there occurs any cancellation, termination, or expiration of the Franchise Agreement for an Individual Property which results in such Individual Property operating without an Acceptable Franchise for six (6) months or more, until such time as Borrower or Operating Tenant, as applicable, has entered into a replacement franchise agreement satisfactory to Lender, with an Acceptable Franchisor.

Section 13.2 Survival. The obligations and liabilities of Borrower under this Article 13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

ARTICLE 14.

NOTICES

Section 14.1 Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	Condor Hospitality Trust, Inc. 4800 Montgomery Lane, Suite 220 Bethesda, Maryland 20814 Attention: Jonathan J. Gantt Facsimile No.: (402) 371-4229

With a copy to:	McGrath North Mullin & Kratz, PC LLO 1601 Dodge Street, Suite 3700 Omaha, Nebraska 68102 Attention: Jason Benson, Esq. Facsimile No.: (402) 952-6864

If to Lender:	Wells Fargo Commercial Mortgage Servicing 401 S. Tryon Street, 8th Floor Charlotte, North Carolina 28202 Facsimile No.: 704-715-0034

With a copy to:	Hunton & Williams LLP 2200 Pennsylvania Avenue, NW Washington, DC 20036 Attention: Marvin Ehrlich, Eq. Facsimile No.: 202-778-2201

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

ARTICLE 15.

FURTHER ASSURANCES

Section 15.1 Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.

Section 15.2 Recording of Security Instrument, etc. Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.

Section 15.3 Further Acts, etc. Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Applicable Law. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3.

Section 15.4 Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a) If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than ninety (90) days to declare the Debt immediately due and payable.

(b) Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than ninety (90) days, to declare the Debt immediately due and payable.

(c) If at any time the United States of America, any state thereof or any subdivision of any such state shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

ARTICLE 16.

WAIVERS

Section 16.1 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT. TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7 Marshalling and Other Matters. Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by Applicable Law.

Section 16.8 Waiver of Statute of Limitations. To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10 Sole Discretion of Lender. Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein.

ARTICLE 17.

MISCELLANEOUS

Section 17.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY

OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 17.3 Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6 Expenses. Borrower shall, within ten (10) Business Days of demand, pay Lender all reasonable, out-of-pocket costs and expenses incurred by Lender in connection with: (a) the preparation, negotiation, execution and delivery of this Agreement and all of the other Loan Documents; (b) the administration of this Agreement and the other Loan Documents for the term of the Loan and any modifications and amendments, if any, of this Agreement or any of the other Loan Documents; (c) the processing of any Borrower requests made hereunder and under any of the other Loan Documents; (d) the enforcement of any remedies hereunder or under the other Loan Documents or the satisfaction by Lender of any of Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (f) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors. For all purposes of this Agreement and the other Loan Documents, Lender’s costs and expenses as described above shall also include, without limitation, all appraisal fees, engineering and architect costs and inspection fees, reasonable legal fees and expenses, accounting fees, any amounts payable in respect of advances (including, without limitation, protective advances, monthly payment advances, special servicer fee advances and advances of delinquent debt service payments, together with interest thereon, made pursuant to the servicing agreement), in each case, as a result of Borrower’s default hereunder beyond any applicable grace period (or, with respect to special servicer fee advances, as a result of the Loan becoming a specially serviced loan pursuant to the servicing agreement), environmental and other consultant fees, auditor fees, and the cost to Lender of any title insurance premiums and title company charges (including for down dates, abstracts, tax certificates, title insurance endorsements required by Lender, and UCC financing statements, tax lien and litigation searches), surveys, recording, reconveyance and notary fees, any transfer and mortgage taxes, any Rating Agency fees and expenses, and any loan servicing and special servicing fees and expenses (including, without limitation, any “work-out” and/or liquidation fees, but excluding any monthly servicing fees, any fees in connection with any approval or consent with respect to a Lease, subordination, non-disturbance and attornment agreement, property management agreement, hotel franchise agreement, the release of any letter of credit, escrow analysis fees, fees for copies of loan histories, “pay by phone” payments, reserve disbursements, tax service or the continuation of UCC financing statements (for the avoidance of doubt, Borrower will pay any actual costs and expenses of Lender in connection with the foregoing, but not any fees)). Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Borrower recognizes and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually. Notwithstanding the foregoing, Borrower shall not be required to pay for more than one appraisal in any twenty-four (24) month period unless an Event of Default occurs and is continuing or as otherwise required by law. Additionally, if Borrower is undertaking a Restoration or is performing work that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architects, engineers and other consultants retained by Lender to review the performance of such Restoration or work. Any amounts payable to Lender pursuant to this Section 17.6 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 17.7 Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 17.8 Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c) The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d) Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f) Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept the this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11 Publicity; Advertising.

(a) All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, unless legal counsel to Borrower advises that any such disclosure is required or recommended under Applicable Law.

(b) Borrower hereby agrees that Lender and its affiliated entities, including, without limitation, Wells Fargo & Company and its subsidiaries, may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or internet advertising or communications. Such details may include the name of the Property, the address of the Property, the amount of the Loan, the Closing Date, and a description of the size and location of the Property.

Section 17.12 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.13 Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.14 Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.15 Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.16 Cross-Default; Cross-Collateralization.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Individual Properties and in reliance upon the aggregate of the Individual Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents (including, without limitation, the Security Instruments) are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Individual Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b) To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Individual Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, to the fullest extent permitted by Applicable Law, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Individual Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Individual Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Individual Properties.

Section 17.17 Contribution.

(a) As a result of the transactions contemplated by this Agreement, Borrower will benefit, directly and indirectly, from Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 17.17 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 17.17, includes any exercise of recourse by Lender against any Individual Property of a Borrower and application of proceeds of such Individual Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b) Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 17.17.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e) Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 17.17 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 17.17 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section 17.17 shall limit or affect in any way the Obligations of any Borrower to Lender under the Note or any other Loan Documents.

(i) Borrower waives:

(A)	any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B)	any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(C)	any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(D)	any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(E)	any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(F)	presentment, demand, protest and notice of any kind;

(G)	any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(H)	any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(I)	any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(J)	any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(K)	any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(L)	any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(M)	any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(N)	any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(O)	all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(P)	all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(Q)	except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instrument or the other Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CDOR JAX COURT, LLC, a Delaware limited liability company

By:	/s/ Jonathan J. Gantt
Name:	Jonathan J. Gantt
Title:	Vice President

TRS JAX COURT, LLC, a Delaware limited liability company

By:	/s/ Jonathan J. Gantt
Name:	Jonathan J. Gantt
Title:	Vice President

CDOR ATL INDY, LLC, a Delaware limited liability company

By:	/s/ Jonathan J. Gantt
Name:	Jonathan J. Gantt
Title:	Vice President

TRS ATL INDY, LLC, a Delaware limited liability company

By:	/s/ Jonathan J. Gantt
Name:	Jonathan J. Gantt
Title:	Vice President

CDOR SAN SPRING, LLC, a Delaware limited liability company

By:	/s/ Jonathan J. Gantt
Name:	Jonathan J. Gantt
Title:	Vice President

TRS SAN SPRING, LLC, a Delaware limited liability company

By:	/s/ Jonathan J. Gantt
Name:	Jonathan J. Gantt
Title:	Vice President

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ John G. Nicol
	Name:	John G. Nicol
	Title:	Managing Director

EXHIBIT A

ADDITIONAL DEFINITIONS

“Adjusted Net Cash Flow” means NOI minus normalized expenditures for costs and expenses related to movable furniture, fixtures or equipment that have no permanent structural connection to the applicable building at the Property (“FF&E”) equal to the greater of (a) 4.0% of Underwritten Revenue and (b) projected forward 12-month FF&E expenditures based on Borrower’s budget.

“Debt Yield” shall mean, as of the last day of the calendar month immediately preceding the applicable date of determination, the quotient (expressed as a percentage) obtained by dividing (a) Adjusted Net Cash Flow as of such date by (b) the outstanding principal amount of the Loan as of such date. Lender’s calculation of the Debt Yield, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

“NOI” means Underwritten Revenue minus Underwritten Operating Expenses.

INCOME

“Underwritten Revenue” means Room Revenue plus F&B Revenue plus Telephone Revenue plus Parking Revenue plus Other Revenue.

“Room Revenue” means the product of (a) ADR and (b) Total Occupied Rooms.

“ADR” means the lesser of (a) the average daily rate actually charged at the Property over the trailing 12-month period and (b) the “Running 12-Month ADR for the Competitive Set” reported in the most current STAR report available at the time of determination (or any comparable report which contains the relevant data and is reasonably satisfactory to Lender).

“Total Occupied Rooms” means the product of (a) 365 (or 366 if the applicable period includes February 29), (b) the total number of rooms at the Property (which at the time of closing is 378), and (c) the least of (i) the actual occupancy percentage at the Property over the trailing 12-month period, and (ii) the “Running 12-Month Occupancy Percentage for the Competitive Set” reported in the most current STAR report available at the time of determination (or any comparable report which contains the relevant data and is reasonably satisfactory to Lender).

“F&B Revenue” means the lesser of (a) actual food and beverage revenue as determined from the most recent operating statement for the Property at the time of determination, to the extent such revenue is deemed recurring and sustainable, determined on a trailing 12-month basis, computed in accordance with accounting principles reasonably acceptable to Lender or (b) the product of (i) $6.19 and (ii) Total Occupied Rooms; provided, however, that in no event will F&B Revenue exceed 6.8% of Underwritten Revenue.

EXHIBIT A-1

“Other Revenue” means all other applicable income as determined from the most recent operating statement for the Property at the time of determination, to the extent such income is deemed recurring and sustainable, determined on a trailing 12-month basis, computed in accordance with accounting principles reasonably acceptable to Lender, provided, however, that in no event will Other Revenue exceed 3.1% of Underwritten Revenue. Notwithstanding the foregoing, Other Income will not include (i) insurance proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period); (ii) Condemnation Proceeds (other than Condemnation Proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period); (iii) proceeds of any financing; (iv) proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein (including proceeds of any sales of furniture, fixtures and equipment); (v) capital contributions or loans to Borrower or an Affiliate of Borrower; (vi) where applicable, any item of income otherwise includable in Other Income but paid directly by any tenant to a Person other than Borrower; (vii) any other extraordinary, non-recurring revenues; (viii) where applicable, payments paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction; (ix) where applicable, payments paid by or on behalf of any tenant in default under its lease beyond any applicable notice and cure periods; (x) where applicable, payments paid by or on behalf of any tenant that has expressed its intention (directly, constructively or otherwise) to not renew or to terminate, cancel and/or reject its applicable lease; (xi) where applicable, payments by or on behalf of any tenant under a lease which has failed to extend or renew such lease in accordance with an option in its lease for which the notice period has expired; (xii) where applicable, payments by or on behalf of any tenant under a lease which has less than one hundred eighty (180) days remaining under its lease term and has not extended or renewed its lease by written notice to Borrower; (xiii) where applicable, payments paid by or on behalf of any tenant under a Lease the demised premises of which are not occupied either by such tenant or an affiliate or sublessee thereof; (xiv) where applicable, payments paid by or on behalf of any tenant under a Lease in whole or partial consideration for the termination of any Lease; (xv) sales tax rebates from any Governmental Authority; (xvi) sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority; (xvii) refunds and uncollectible accounts; (xviii) interest income from any source; (xix) where applicable, unforfeited security deposits, utility and other similar deposits; (xx) where applicable, income from tenants not paying rent; or (xxi) any disbursements to Borrower from the Reserve Funds.

EXPENSES

“Underwritten Operating Expenses” means projected annualized Operating Expenses based on a trailing 12-month period adjusted upwards or downwards in Lender’s reasonable discretion by anticipated changes in Operating Expenses.

“Operating Expenses” means the sum of (a) Departmental Expenses, (b) Undistributed Expenses and (c) Fixed Expenses.

EXHIBIT A-2

“Departmental Expenses” means Room Expenses plus F&B Expenses plus Telephone Expenses plus Other Departmental Expenses.

“Room Expenses” means the product of (a) actual expenses related to the generation of room revenue as determined from the most recent operating statement for the Property at the time of determination, expressed as a dollar amount per occupied room (based on actual occupancy over the applicable period) and (b) Total Occupied Rooms; provided, however, that Room Expenses will not be less than 26.1% of Room Revenue.

“F&B Expenses” means the product of (a) actual expenses related to the generation of food and beverage revenue as determined from the most recent operating statement for the Property at the time of determination, expressed as a dollar amount per occupied room (based on actual occupancy over the applicable period) and (b) Total Occupied Rooms; provided, however, that F&B Expenses will not be less than 74.4% of F&B Revenue.

“Other Departmental Expenses” means the product of (a) actual expenses related to the generation of Other Revenue as determined from the most recent operating statement for the Property at the time of determination expressed as a dollar amount per occupied room (based on actual occupancy over the applicable period) and (b) Total Occupied Rooms; provided, however, that Other Expenses will not be less than 48.7% of Other Revenue.

“Undistributed Expenses” means all other expenses not otherwise included in another category of expenses within the definition of Operating Expenses, computed in accordance with accounting principles reasonably acceptable to Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication): (a) management fees (whether or not actually paid) equal to, if managed by a third-party manager, the actual management fees or, if managed by an Affiliated Manager, 3.0% of Underwritten Revenue; franchise fees (whether or not actually paid) equal to the greater of the actual franchise fees or 6.7% of Underwritten Revenue; advertising and marketing expenses equal to the greater of the actual advertising and marketing expenses or 5.6% of Underwritten Revenue; and general and administrative costs and expenses equal to the greater of the actual general and administrative costs and expenses or 9.0% of Underwritten Revenue; and (b) costs attributable to the ordinary operation, repair and maintenance of the Improvements (including any common area maintenance costs); professional fees; license fees; utilities; payroll, benefits and related taxes and expenses; computer processing charges; where applicable, operating equipment or other lease payments as approved by Lender; bond assessments; and other similar costs and expenses; in each instance, unless otherwise noted, only to the extent actually paid for by Borrower; provided, however, that expenses under clause (b) will not be less than $3,923,453. Notwithstanding the foregoing, Undistributed Expenses shall not include debt service (including principal, interest, impounds and other reserves), capital expenditures, FF&E expenses, costs and expenses related to any property improvement plan (or similar obligations), tenant improvement costs, leasing commissions or other expenses which are paid from escrows required by the Loan Documents (other than escrows with respect to Taxes and/or Insurance Premiums); any payment or expense for which Borrower was or is to be

EXHIBIT A-3

reimbursed from proceeds of the loan or insurance or by any third party; federal, state or local income taxes; any non-cash charges such as depreciation and amortization; and, where applicable, any item of expense otherwise includable in Undistributed Expenses which is paid directly by any tenant except real estate taxes paid directly to any taxing authority by any tenant.

“Fixed Expenses” means the sum of (a) Taxes (based on the most current bill annualized, subject to adjustment by Lender to take into account any change in assessment that has not yet been reflected in the most current tax bill) and (b) Insurance Premiums (based on the most current premium annualized).

In making the calculations described herein, applicable line items may be adjusted by Lender in its reasonable discretion (a) to accurately reflect the amounts of any extraordinary non-recurring items in the relevant period and to reflect on a pro rata basis those items on an annual or semi-annual basis, (b) to accurately reflect prevailing market conditions and (c) where applicable, to reflect leases (and projected changes to the applicable line items above) which are either (i) anticipated to terminate within the 90 days of the date of calculation or (ii) executed with creditworthy tenants with rent commencement dates scheduled to occur within 90 days of the date of calculation.

[NO FURTHER TEXT ON THIS PAGE]

EXHIBIT A-4

EXHIBIT B

FORM OF SECTION 2.11 CERTIFICATE

Reference is hereby made to the [•] Agreement dated as of ____________________ (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among [•] (the “Borrower”), [•] (the “Lender”) and [•]. Pursuant to the provisions of Section 2.11 of the Loan Agreement, the undersigned hereby certifies that:

1.	It is a ___ natural individual person, ____ treated as a corporation for U.S. federal income tax purposes, ____ disregarded for federal income tax purposes (in which case a copy of this Section 2.11 Certificate is attached in respect of its sole beneficial owner), or ____ treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.	It is the beneficial owner of amounts received pursuant to the Loan Agreement.

3.	It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Loan Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.	It is not a 10-percent shareholder of the Borrower within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.	It is not a controlled foreign corporation that is related to the Borrower within the meaning of section 881(c)(3)(C) of the Code.

6.	Amounts paid to it under the Loan Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:

Title:

Date: _______________, ______

EXHIBIT C

DISBURSEMENT REQUEST AND CERTIFICATION

To:	Wells Fargo Bank, N.A.

Re:	Loan No. (“Loan”): Borrower Name (“Borrower”):

Project Name or Property Address (“Property”):

Reserve Account	Requested Amount

(Please include a separate Reserve Disbursement Request Schedule for each category requested below)

☐ Capital Expenditures	$
☐ FF&E	$
☐ Replacement Reserve	$
☐ Required Repairs/Deferred Maintenance	$
☐ Other/Holdback:	$
☐ Tenant Improvement/Leasing Commission	$
Total	$

Borrower hereby requests a disbursement in the total amount of $                                 from the designated reserve account(s)

pursuant to the terms of the Loan. If applicable, enclosed with this request is a cost summary and supporting documentation (invoices, checks, lien waivers etc.) covering all costs for which disbursement is requested. In order to induce Wells Fargo Bank, N.A., as master servicer of the Loan for the lender (“Lender”), to make this disbursement, Borrower hereby certifies to Lender as follows:

•	All labor, services and materials for which disbursement is requested have been provided to or for the benefit of the Property.

•	All work for which disbursement is requested has been performed in a workmanlike manner, in accordance with all applicable laws, ordinances, and regulations and the requirements of the loan documents and, if the loan documents so require, has been paid for and completed lien-free.

•	No portion of the amount requested for disbursement has been previously disbursed to Borrower or is the subject of any other pending disbursement request from Borrower.

•	Borrower has and will retain, until the Loan is fully repaid, copies of paid invoices, billing statements, contracts or estimates, proofs of payment and lien waivers covering all costs for which disbursement is requested and will provide copies of same to Lender promptly upon request.

•	Borrower has delivered to Lender copies of the most recent operating statement and rent roll for the Property, the most recent financial statements of Borrower and all other financial statements, reports and information required to be delivered to Lender under the loan documents.

•	Neither Borrower nor its management firm has any ownership interest or profit sharing agreement with any of the suppliers or vendors listed in this Reserve Disbursement Request Borrower Certification (“Certification”) that has not been disclosed under separate cover attached hereto and previously or subsequently approved by Wells Fargo.

•	No Default or Event of Default (as defined in the loan documents) currently exists.

•	The entity(ies) and individual(s) executing this Certification have all requisite power and authority to execute it on behalf of Borrower

By signing below, Borrower authorizes Lender to deduct from the disbursement proceeds or pay directly from the designated reserve account any costs incurred by Lender in connection with this disbursement which are due and payable by Borrower under the loan documents, including, without limitation, any inspection costs and processing fees.

Payment instructions: Please provide payment instructions on cover letter and Reserve Disbursement Request Schedule.

THIS REQUEST MUST BE SIGNED. FAILURE TO SIGN WILL DELAY PROCESSING.

By:	Date:
Authorized Signer for Borrower

Print Name:	Email address or fax number
for confirmation of receipt
Title:

SCHEDULE I

IMMEDIATE REPAIRS

NONE

SCHEDULE II

ORGANIZATIONAL CHART

SCHEDULE III

DESCRIPTION OF REA’S

Declaration of Easements and Restrictive Covenants recorded in Official Records Book 10961, page 1103 together with Amendment thereto recorded in Official Record Book 13165, page 1795 and Amendment and Assignment recorded in Official Records Book 18056, page 2239, of the public records of Duval County, Florida.

SCHEDULE IV

INDIVIDUAL PROPERTIES

SpringHill Suites	$9,550,000
Courtyard Jacksonville	$10,225,000
Hotel Indigo Atlanta	$6,725,000

Total/Avg.	$26,500,000

SCHEDULE V

AMORTIZATION SCHEDULE

(attached hereto)

30 Year Amortization at a 4.443% rate. Equates to a fixed monthly payment of $133,375.60.

Period Begin	Period End	Balance	Principal Payment
11/01/2017	12/01/2017	$26,500,000.00	$35,259.35
12/01/2017	01/01/2018	$26,464,740.65	$32,123.71
01/01/2018	02/01/2018	$26,432,616.94	$32,246.61
02/01/2018	03/01/2018	$26,400,370.33	$42,144.72
03/01/2018	04/01/2018	$26,358,225.61	$32,531.23
04/01/2018	05/01/2018	$26,325,694.38	$35,904.72
05/01/2018	06/01/2018	$26,289,789.66	$32,793.06
06/01/2018	07/01/2018	$26,256,996.60	$36,159.07
07/01/2018	08/01/2018	$26,220,837.53	$33,056.86
08/01/2018	09/01/2018	$26,187,780.67	$33,183.33
09/01/2018	10/01/2018	$26,154,597.34	$36,538.20
10/01/2018	11/01/2018	$26,118,059.14	$33,450.08
11/01/2018	12/01/2018	$26,084,609.06	$36,797.33
12/01/2018	01/01/2019	$26,047,811.73	$33,718.84
01/01/2019	02/01/2019	$26,014,092.89	$33,847.85
02/01/2019	03/01/2019	$25,980,245.04	$43,596.53
03/01/2019	04/01/2019	$25,936,648.51	$34,144.14
04/01/2019	05/01/2019	$25,902,504.37	$37,471.58
05/01/2019	06/01/2019	$25,865,032.79	$34,418.14
06/01/2019	07/01/2019	$25,830,614.65	$37,737.75
07/01/2019	08/01/2019	$25,792,876.90	$34,694.20
08/01/2019	09/01/2019	$25,758,182.70	$34,826.94
09/01/2019	10/01/2019	$25,723,355.76	$38,134.88
10/01/2019	11/01/2019	$25,685,220.88	$35,106.09
11/01/2019	12/01/2019	$25,650,114.79	$38,406.05
12/01/2019	01/01/2020	$25,611,708.74	$35,387.34
01/01/2020	02/01/2020	$25,576,321.40	$35,522.73
02/01/2020	03/01/2020	$25,540,798.67	$41,962.95
03/01/2020	04/01/2020	$25,498,835.72	$35,819.18
04/01/2020	05/01/2020	$25,463,016.54	$39,098.78
05/01/2020	06/01/2020	$25,423,917.76	$36,105.81
06/01/2020	07/01/2020	$25,387,811.95	$39,377.23
07/01/2020	08/01/2020	$25,348,434.72	$36,394.60
08/01/2020	09/01/2020	$25,312,040.12	$36,533.84
09/01/2020	10/01/2020	$25,275,506.28	$39,793.04
10/01/2020	11/01/2020	$25,235,713.24	$36,825.86
11/01/2020	12/01/2020	$25,198,887.38	$40,076.72
12/01/2020	01/01/2021	$25,158,810.66	$37,120.09
01/01/2021	02/01/2021	$25,121,690.57	$37,262.11
02/01/2021	03/01/2021	$25,084,428.46	$46,692.18
03/01/2021	04/01/2021	$25,037,736.28	$37,583.31
04/01/2021	05/01/2021	$25,000,152.97	$40,812.53
05/01/2021	06/01/2021	$24,959,340.44	$37,883.24
06/01/2021	07/01/2021	$24,921,457.20	$41,103.90
07/01/2021	08/01/2021	$24,880,353.30	$38,185.44
08/01/2021	09/01/2021	$24,842,167.86	$38,331.54
09/01/2021	10/01/2021	$24,803,836.32	$41,539.40
10/01/2021	11/01/2021	$24,762,296.92	$38,637.12
11/01/2021	12/01/2021	$24,723,659.80	$41,836.25
12/01/2021	01/01/2022	$24,681,823.55	$38,945.00
01/01/2022	02/01/2022	$24,642,878.55	$39,094.00
02/01/2022	03/01/2022	$24,603,784.55	$48,353.12
03/01/2022	04/01/2022	$24,555,431.43	$39,428.57
04/01/2022	05/01/2022	$24,516,002.86	$42,605.10
05/01/2022	06/01/2022	$24,473,397.76	$39,742.42
06/01/2022	07/01/2022	$24,433,655.34	$42,909.99
07/01/2022	08/01/2022	$24,390,745.35	$40,058.64
08/01/2022	09/01/2022	$24,350,686.71	$40,211.90
09/01/2022	10/01/2022	$24,310,474.81	$43,366.07
10/01/2022	11/01/2022	$24,267,108.74	$24,267,108.74

SCHEDULE VI

PIP WORK

NONE